UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12
BLACKLINE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
(818) 223-9008
To our Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of BlackLine, Inc. to be held on Wednesday, May 10th, 2023 at 9:00 a.m., Pacific time. The annual meeting will be a virtual meeting held over the Internet. You will be able to attend the virtual annual meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2023 and entering the sixteen-digit control number located on your proxy card.
Details regarding how to attend the virtual annual meeting and the business to be conducted at the annual meeting are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement.
Your vote is important. Regardless of whether you plan to attend the virtual annual meeting, it is important that your shares be represented and voted at the annual meeting, and we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the virtual annual meeting.
Thank you for your ongoing support of, and continued interest in, BlackLine, Inc.
Sincerely,

Owen Ryan		Therese Tucker
Chair of the Board and Co-CEO		Co-CEO

Woodland Hills, California
March 28, 2023

BLACKLINE, INC.
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Time and Date	9:00 a.m., Pacific time, on Wednesday, May 10th, 2023

Place
The annual meeting will be a virtual meeting held over the Internet. You will be able to attend the annual meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2023 and entering the sixteen-digit control number located on your proxy card.

Items of Business
(1) To elect as Class I directors the three nominees named in the accompanying proxy statement to serve until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

(3) To conduct an advisory non-binding vote to approve the compensation of our named executive officers.

(4) To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	March 17, 2023

Only holders of record of our common stock as of March 17, 2023 are entitled to notice of and to vote at the annual meeting.

Meeting Admission
You are invited to attend the virtual annual meeting if you are a stockholder of record or a beneficial owner of shares of our common stock as of the Record Date. You can attend the virtual annual meeting by visiting www.virtualshareholdermeeting.com/BL2023 and entering the sixteen-digit control number located on your proxy card or voting instruction card.

Availability of Proxy Materials
The Notice Regarding the Internet Availability of Proxy Materials, which contains instructions on how to access the proxy materials and our 2022 annual report, is first being sent or given to all stockholders entitled to vote at the annual meeting on or about March 28, 2023. The proxy materials and our 2022 annual report can be accessed by following the instructions in the Notice Regarding the Internet Availability of Proxy Materials.

Voting
Your vote is very important. You may vote by proxy over the Internet or by telephone, or if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors,

Karole Morgan-Prager
Chief Legal and Administrative Officer and Secretary
Woodland Hills, California
March 28, 2023

BLACKLINE, INC.
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
To be held at 9:00 a.m., Pacific time, on Wednesday, May 10th, 2023
The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully.
QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors (our “Board”) for use at the 2023 annual meeting of stockholders of BlackLine, Inc., a Delaware corporation, and any postponements or adjournments thereof. The annual meeting will be held virtually on Wednesday, May 10th, 2023 at 9:00 a.m., Pacific time. You will be able to attend the virtual annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2023 and entering the sixteen-digit control number located on your proxy card.
Stockholders are invited to attend the virtual annual meeting and are requested to vote on the items of business described in this proxy statement. The Notice Regarding the Internet Availability of Proxy Materials, or the Notice of Internet Availability, which contains instructions on how to access the proxy materials and our 2022 annual report, is first being sent or given on or about March 28, 2023 to all stockholders entitled to notice of and to vote at the virtual annual meeting. The proxy materials and our 2022 annual report can be accessed by following the instructions in the Notice of Internet Availability as well as online at our Investor Relations website at http://investors.blackline.com.
What proposals am I voting on?
You are being asked to vote on three proposals:
•
the election of the three nominees for Class I director named in this proxy statement to hold office until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and
•	an advisory non-binding vote to approve the compensation of our named executive officers.
You will also be voting on any other business as may properly come before the annual meeting or any adjournments or postponements thereof.
What other matters may be brought before the annual meeting?
As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•	“FOR” each of the three nominees for Class I director named in this proxy statement;
•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and
•	“FOR” the advisory non-binding vote to approve the compensation of our named executive officers.
Who is entitled to vote at the annual meeting?
Holders of our common stock as of the close of business on March 17, 2023, the Record Date for the annual meeting, are entitled to vote at the annual meeting. As of the Record Date, there were 60,366,631 shares of our common stock issued and outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date for the annual meeting, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Company, LLC, or AST, then you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, to vote electronically at the virtual annual meeting, or by Internet or by telephone, or, if you received paper copies of the proxy materials by mail, to vote by mail by following the instructions on the proxy card or voting instruction card.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date for the annual meeting, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides. You are also invited to attend the virtual annual meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the virtual annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.
How can I vote my shares?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in one of the following ways:
•	You may vote electronically at the annual meeting. If you plan to attend the virtual annual meeting, you may vote by proxy or electronically at the annual meeting.
•
You may vote by mail. To vote by mail, complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed and dated proxy card must be received prior to the annual meeting.

•
You may vote by telephone. To vote over the telephone, call toll-free 1-800-690-6903 and follow the instructions. Have your Notice of Internet Availability or proxy card available when you call. You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern time, on Tuesday, May 9, 2023.

•
You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice of Internet Availability or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern time, on Tuesday, May 9, 2023.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may only vote your shares electronically at the annual meeting if you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can change your vote or revoke your proxy by:
•	entering a new vote by telephone or via the Internet (until the applicable deadline for each method as set forth above);
•	returning a later-dated proxy card (which automatically revokes the earlier proxy);
•
providing a written notice of revocation prior to the annual meeting to our corporate secretary at our principal executive offices as follows: BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367, Attn: Corporate Secretary; or

•
attending the virtual annual meeting and voting electronically. Attendance at the virtual annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or cast your vote electronically at the virtual annual meeting.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission, or the SEC, we have elected to distribute our proxy materials, including the notice of annual meeting of stockholders, this proxy statement and our 2022 annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and 2022 annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. The persons named in the proxy, Mark Partin, our Chief Financial Officer, and Karole Morgan-Prager, our Chief Legal and Administrative Officer and Secretary, have been designated as proxies for the annual meeting by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted electronically at the virtual annual meeting in accordance with the instruction of the stockholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board on the proposals as described above and, if any other matters are properly brought before the annual meeting, the shares will be voted in accordance with the proxies’ judgment.
How many votes do I have?
Holders of our common stock are entitled to one vote for each share held as of the Record Date.

What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares or voting power required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, virtually or represented by proxy, of a majority of the voting power of our stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum to transact business at the annual meeting. Abstentions, “WITHHOLD” votes, and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the Chair of the meeting may adjourn the meeting to another time or place.
What are broker non-votes?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee, as applicable, as to how to vote on matters deemed “non-routine” and there is at least one “routine” matter to be voted upon at the annual meeting. Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank or other nominee votes shares on the “routine” matters, but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
What matters are considered “routine” and “non-routine”?
The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2023 (Proposal No. 2) is considered “routine” under applicable rules. The election of Class I directors (Proposal No. 1), and the advisory non-binding vote to approve the compensation of our named executive officers (Proposal No. 3) are considered “non-routine” under applicable rules.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions will be considered as shares present and entitled to vote at the annual meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote on the proposal (Proposals No. 2 and No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote “FOR” or “WITHHOLD” and abstentions will have no impact on the outcome of such proposal as long as a quorum exists.
Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting but will not be counted for purposes of determining the voting power entitled to vote on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.
What is the voting requirement to approve each of the proposals?
Proposal No. 1: Election of Class I Directors. The election of Class I directors requires a plurality of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the election of directors. This means that the three nominees for Class I director receiving the highest number of “FOR” votes will be elected as Class I directors. You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee. Because this is an uncontested election where the number of nominees equals the number of directors to be elected, and the outcome of this proposal will be determined by a plurality vote, shares voted “WITHHOLD” will have no legal effect on the outcome of the proposal. Broker non-votes will not affect the outcome of this proposal.
Proposal No. 2: Ratification of Appointment of PwC. The ratification of the appointment of PwC requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of this proposal.
Proposal No. 3: Advisory Non-Binding Vote to Approve the Compensation of Named Executive Officers. The advisory non-binding vote to approve the fiscal 2022 compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our Board. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Who will count the votes?
A representative of Broadridge Financial Solutions will tabulate the votes and act as inspector of elections.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:
•	“FOR” each of the three nominees for Class I director named in this proxy statement;
•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and
•	“FOR” the advisory non-binding vote to approve the compensation of our named executive officers.
In addition, if any other matters are properly brought before the annual meeting or any adjournments or postponements thereof, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. Brokers, banks and other nominees holding shares of common stock in “street name” for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter—Proposal No. 2 (ratification of the appointment of PwC). Absent direction from you, however, your broker, bank or other nominee will not have the discretion to vote on Proposal No. 1 relating to the election of directors, and Proposal No. 3 relating to the approval of the compensation of our named executive officers.
How can I contact BlackLine’s transfer agent?
You may contact our transfer agent, AST, by telephone at (800) 937-5449 (toll-free for United States residents), or by email at info@amstock.com. Materials may be mailed to AST at:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
How can I attend the annual meeting?
The annual meeting will be a virtual meeting held over the Internet. You will be able to attend the virtual annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2023 and entering the sixteen-digit control number located on your proxy card. The annual meeting webcast will begin promptly at 9:00 a.m., Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific time, and you should allow ample time for the check-in procedures. You will have the same rights and opportunities that would be afforded by an in-person meeting.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner of shares that are held in “street name” at the close of business on the Record Date, you may not vote your shares electronically at the virtual annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the virtual annual meeting even if you do not have a legal proxy. For admission to the virtual annual meeting, visit www.virtualshareholdermeeting.com/BL2023 and enter the sixteen-digit control number located on your proxy card.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our Board is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K (Form 8-K) filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we will file a Form 8-K to publish preliminary results and, within four business days after final results are known, file an amendment to the Form 8-K to publish the final results.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed materials?
If you receive more than one Notice of Internet Availability or more than one set of printed materials, your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:
BlackLine, Inc.
Attention: Investor Relations
21300 Victory Boulevard, 12th Floor
Woodland Hills, CA 91367
Tel: (818) 223-9008
Stockholders who hold shares in street name may contact their broker, bank or other nominee to request information about householding.
Is there a list of stockholders entitled to vote at the annual meeting?
The names of stockholders of record entitled to vote at the annual meeting will be available from our Corporate Secretary for ten days prior to the meeting for any purpose germane to the annual meeting at our corporate headquarters located at 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Please contact our Corporate Secretary a reasonable time in advance to make appropriate arrangements, but in no event less than 48 hours in advance of your desired visiting time, and please note that you will be required to comply with all COVID-19 health and safety protocols required by law at that time.
When are stockholder proposals due for next year’s annual meeting?
Please see the section entitled Stockholder Proposal Deadlines for 2024 Annual Meeting in this proxy statement for more information regarding the deadlines for the submission of stockholder proposals for our 2024 annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our Board is currently comprised of nine members, divided into three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Stockholders’ Agreement
In connection with our initial public offering, we entered into an Amended and Restated Stockholders’ Agreement with Silver Lake Sumeru Fund, L.P., Silver Lake Technology Investors Sumeru, L.P., Iconiq Strategic Partners, L.P., ICONIQ Strategic Partners-B, L.P., Iconiq Strategic Partners Co-Invest, L.P., BL Series and Iconiq Strategic Partners Co-Invest, L.P., BL2 Series, Therese Tucker and Mario Spanicciati (together, the “Stockholder Parties”), dated as of October 27, 2016 (or the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, only Ms. Tucker continues to beneficially own a sufficient number of shares to designate a designee on our Board. Ms. Tucker will continue to be entitled to membership on our Board for so long as she continues to hold the Designation Threshold as of the Ownership Measurement Date (each as defined in the Stockholder Agreement), provided, however, in the event that Ms. Tucker ceases to be employed by the Company for any reason and she beneficially owns less than the Designation Threshold she will be required to immediately tender her resignation from our Board effective only upon acceptance by our Board, and our Board may, in its sole discretion, accept or reject such resignation. If our Board rejects the resignation, Ms. Tucker will continue to have the right to be designated for membership on our Board; provided that our Board will have the right, by unanimous vote of the other directors (excluding Ms. Tucker), to require her resignation from our Board if our Board determines such resignation would be in the best interests of the Company, regardless of the number of shares of common stock held by Ms. Tucker. The affiliates of each of the Stockholder Parties who continue to hold shares have agreed to vote their shares in favor of Ms. Tucker.

The following tables and biographical descriptions set forth the names, ages, and certain other information for each of the directors who are standing for reelection at the annual meeting, as well as each of the continuing members of our Board. All information is as of March 17, 2023.
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Therese Tucker(6)	I	61	Co-Chief Executive Officer and Director	2001	2023	2026
Thomas Unterman(2)(3)	I	78	Director	2010	2023	2026
Amit Yoran(2)(3)	I	52	Director	2023	2023	2026
Continuing Directors
Owen Ryan(4)(5)	II	60	Chair of the Board and Co-Chief Executive Officer	2018	2024	—
Kevin Thompson(1)(2)	II	57	Director	2017	2024	—
Sophia Velastegui(1)	II	47	Director	2020	2024	—
Brunilda Rios(1)	III	57	Director	2023	2025	—
Barbara Whye(3)	III	55	Director	2021	2025	—
Mika Yamamoto(2)	III	50	Director	2019	2025	—
(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Nominating and Corporate Governance Committee.
(4)	In January 2023, Ms. Tucker stepped down as the Executive Chair of the Board and Mr. Ryan was elected Chair of the Board.
(5)	In March 2023, Mr. Ryan transitioned to the role of Co-Chief Executive Officer.
(6)	In March 2023, Ms. Tucker transitioned to the role of Co-Chief Executive Officer.
Nominees for Director
Therese Tucker is our founder and has served as a member of our Board since August 2001. She has been the Company's Co-Chief Executive Officer (Co-CEO) since March 2023, and previously served as our Chief Executive Officer from August 2001 to January 2021 and Executive Chair of the Board from January 2021 to January 2023. Prior to founding the Company, Ms. Tucker served as Chief Technology Officer for SunGard Treasury Systems, Inc. and SunGard Trading Systems, Inc., providers of software solutions and information technology services. Ms. Tucker holds a B.S. in Computer Science and Mathematics from University of Illinois at Urbana-Champaign.
Our Board believes that Ms. Tucker is qualified to serve as a director based on her extensive leadership experience in the finance and technology industry, and the operational insight and expertise she has accumulated as our founder and an executive of our company, including as Chief Executive Officer.
Thomas Unterman has served as a member of our Board since 2010. Since September 1999, Mr. Unterman has served as Partner for Rustic Canyon Partners, an early stage venture capital firm, which he founded in September 1999. Previously, Mr. Unterman served as Executive Vice President and Chief Financial Officer of The Times Mirror Company, a newspaper publishing company that was acquired by Tribune Co. Currently, Mr. Unterman serves as a director of several civil rights non-profit companies. He also serves as a director for several of the Rustic Canyon portfolio companies. Mr. Unterman holds a J.D. from University of Chicago and a B.A. from the Woodrow Wilson School of Public Affairs at Princeton University.
Our Board believes that Mr. Unterman is qualified to serve as a director based on his substantial experience as an executive officer of a public company, as an investment professional, and as a director of private technology companies, as well as his historical knowledge of the Company and his ability to bring continuity to the Board.
Amit Yoran has served as a member of our Board since January 2023. Since January 2017, Mr. Yoran has served as CEO and Chairman of Tenable, a cybersecurity company. Before joining Tenable, Mr. Yoran spent over five years with RSA Security, an identity and access management software company, as President, spearheading its transformation into a successful global security company. Mr. Yoran joined RSA through its acquisition of NetWitness, the network forensics company he founded in 2006 and led as CEO. Prior to NetWitness, Mr. Yoran served as Founding Director of the United States Computer Emergency Readiness Team (US-CERT) program in the US Department of Homeland Security. He holds a B.S. in Computer Science from the United States Military Academy at West Point and an M.S. in Computer Science from The George Washington University.
Our Board believes that Mr. Yoran is qualified to serve as a director based on his leadership experience in the technology industry, including extensive cybersecurity experience, as well as his service on the boards of several public companies in the technology sector.
Continuing Directors
Brunilda Rios has served as a member of our Board since January 2023. Since 2020, Ms. Rios has worked as Chief Accounting Officer at Dell Technologies, a leading technology and IT solutions company. Ms. Rios has spent twenty-two years in Finance and Accounting at Dell Technologies in various roles including Senior Vice President of Global Revenue and Vice President of Corporate Accounting. She holds a Bachelor’s degree in Accounting and Finance from the University of Puerto Rico.
Our Board believes that Ms. Rios is qualified to serve as a director based on her extensive management and financial experience in the technology industry.
Owen Ryan has served as our Co-CEO since March 2023, as a member of our Board since August 2018, and as Chair of the Board since January 2023. From July 2018 through April 2022, Mr. Ryan worked for Geller & Company and Geller Advisors in several roles including Chief Executive Officer, Managing Principal, and Chief Strategy Officer. Geller & Company provides outsourced CFO and technology services, and Geller Advisors provides strategic advisory and wealth management services. From October 2016 to November 2017, Mr. Ryan served as the President and Chief Executive Officer of AEGIS Insurance, a mutual insurance company. Prior to joining AEGIS Insurance, Mr. Ryan was Managing Partner and Chief Executive Officer of Deloitte Advisory, a financial advisory company, from 2008 until 2016. Mr. Ryan holds a B.S. from New Jersey City University and an M.B.A. from Columbia University, and is a certified public accountant.
Our Board believes that Mr. Ryan is qualified to serve as a director based on his extensive management and financial expertise, as well as his leadership experience at the Company, including his recent appointment as Co-CEO.
Kevin Thompson has served as a member of our Board since October 2017. Since April 2021, Mr. Thompson has served as Chairman and Chief Executive Officer of Tricentis, a company that provides software testing automation and software quality assurance products for enterprise software. From March 2010 to December 2020, Mr. Thompson served as President and Chief Executive Officer of SolarWinds Inc., an enterprise information technology infrastructure management software company, or SolarWinds, and held several other positions since joining SolarWinds in July 2006. Mr. Thompson served as Chairman of the board of directors of SolarWinds from October 2018 through November 2020. Prior to joining SolarWinds, Mr. Thompson served as Chief Financial Officer of Surgient, Inc., a software company, and also served as Senior Vice President and Chief Financial Officer of SAS Institute, a business intelligence software company, and as Executive Vice President and Chief Financial Officer of Red Hat, Inc., an enterprise software company. Mr. Thompson previously served on the board of directors of Instructure, Inc, an education technology company, from November 2016 to February 2020, and also served on the board of directors of Barracuda Networks, Inc., a data security and storage company, from September 2013 to June 2016, and the board of directors of NetSuite Inc., a business management software company, from September 2006 to November 2016. Mr. Thompson holds a B.B.A. from the University of Oklahoma.
Our Board believes that Mr. Thompson is qualified to serve as a director based on his extensive leadership and financial experience in the technology industry, as well as his service on the boards of several public companies in the technology sector.
Sophia Velastegui has served as a member of our Board since March 2020. Since February 2022, Ms. Velastegui has served as Chief Product Officer at Aptiv PLC, an automotive technology company. Prior to joining Aptiv, Ms. Velastegui served in various roles at Microsoft Corporation, a software and technology company, from December 2017 to January 2022, most recently as its Chief Technology Officer, AI and Product Head of Power Apps Edge within Microsoft's Business Application Group. Prior to joining Microsoft,

Ms. Velastegui served as Chief Product Officer at Doppler Labs, an audio technology company, from April 2017 to September 2017. Prior to joining Doppler Labs, Ms. Velastegui worked at Nest Labs, Inc., a home automation specialist company, from July 2014 to April 2017, first as Lead for Silicon/Architecture Roadmap, then as Head of Silicon/Architecture Roadmap. Ms. Velastegui holds a B.S. in Mechanical Engineering from Georgia Institute of Technology, and an M.S. in Mechanical Engineering from the University of California at Berkeley.
Our Board believes that Ms. Velastegui is qualified to serve as a director based on her extensive engineering and product development experience, as well as her experience working with other technology companies.
Barbara Whye has served as a member of our Board since April 2021. Since November 2020, Ms. Whye has worked as Vice President of Inclusion & Diversity at Apple Inc., a consumer electronics and technology company. Before joining Apple, Ms. Whye spent twenty-five years with Intel Corporation, a semiconductor chip and technology company, in various roles including Business operations and Talent Manager, Internal Senior Business Consultant, Director of Global Strategic Initiatives, Director of Diversity in Technology Initiative, Director of Strategy and External Alliances, and most recently, Chief Diversity and Inclusion Officer and Corporate Vice President of Social Impact. Ms. Whye holds a B.S. in Electrical Engineering from the University of South Carolina (USC) and holds an M.B.A. from USC’s Darla Moore School of Business.
Our Board believes that Ms. Whye is qualified to serve as a director based on her leadership experience in the technology industry, and her extensive expertise in fostering inclusion and diversity.
Mika Yamamoto has served as a member of our Board since April 2019. Since May 2019, Ms. Yamamoto has served as EVP, Chief Marketing and Customer Experience Officer at F5 Networks, Inc., an enterprise network monitoring and technology company. Ms. Yamamoto previously served as Global President, and subsequently Vice President/GM of Marketo, Inc., an Adobe Company, from August 2018 to March 2019. From June 2016 to August 2018, Ms. Yamamoto worked at SAP SE, an enterprise business application company, first as Chief Marketing Officer and then as Chief Digital Marketing Officer. Prior to joining SAP, Ms. Yamamoto worked as Head of Marketing & Merchandising at Amazon.com, Inc., a retail and cloud computing company, from October 2015 to May 2016. Prior to joining Amazon, Ms. Yamamoto served as Growth Officer and Strategist at Drumroll, a brand experience agency, from January 2013 to October 2015. Ms. Yamamoto holds a Bachelor of Commerce, Economics and Marketing from Queen’s University.
Our Board believes that Ms. Yamamoto is qualified to serve as a director based on her extensive enterprise marketing experience and leadership experience in the technology industry.

Board Diversity
The table below provides certain highlights of the composition of our Board members and has been completed based on each director's self-identification. Each of the categories in the table has the meaning set forth in Nasdaq Rule 5605(f).
Board Diversity Matrix (As of March 17, 2023)
Total Number of Directors	9
	Male	Female	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	1	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Board Expertise
We understand the importance of having a Board comprised of talented people with the highest integrity and the necessary skills and qualifications to oversee our business. Our Board as a whole is strong in its diversity, vision, strategy and business judgment. Below is a summary of the primary experience, qualifications and skills that our director nominees and continuing directors bring to the Board:
Capability	Description	Number of Directors
Cybersecurity	Deep insight in cybersecurity infrastructure, prioritization, and risk	4
SaaS Operations Leadership	Experience growing successful SaaS companies, strong knowledge of the operating model, evolution, and scaling of SaaS businesses	5
Investment	Experience creating long-term value through investment, acquisitions, and growth strategies	4
Executive Experience	Experience as a functional leader at a large, complex, global company	9
Modern Cloud Technologist	Deep knowledge in technology architecture, including SaaS, cloud-based platforms, integrated solutions and customer data journey	6
Sales	Experience building global sales capability for cloud services and enterprise software	4
Marketing	Marketing and brand-building capability in rapidly changing industries, including new markets and opportunities for innovation and disruption	5
Finance	Financial expert with expertise in financial strategy, accounting and reporting	4
People and Compensation	Expertise in aligning company culture, performance, reward and talent with strategy, as well as remote and flexible work strategies	6
Governance, Risk and Compliance	Experience in public company corporate governance, privacy, compliance, policy, activism and creating long term sustainable value	4

Director Independence
Our Board believes that it should consist of a substantial majority of independent directors, and has undertaken a review of its composition and the independence of each director. The Board has determined that, except for Mr. Ryan and Ms. Tucker, each of the other seven current directors is independent within the meaning of the listing rules of the Nasdaq Stock Market (Nasdaq). In addition, our Board has undertaken a review of the composition of its committees and has determined that:
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Mr. Thompson, and Mses. Rios and Velastegui, who are members of our Audit Committee, satisfy the enhanced independence standards for Audit Committee members established by applicable SEC and Nasdaq rules.

•
Messrs. Thompson, Unterman and Yoran, and Ms. Yamamoto, who are members of our Compensation Committee, satisfy the enhanced independence standards for Compensation Committee members established by applicable SEC and Nasdaq rules.

•
Messrs. Unterman and Yoran and Ms. Whye, who are members of our Nominating and Corporate Governance Committee, satisfy the independence standards for Nominating and Corporate Governance Committee members established by applicable Nasdaq rules.

There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Our Board has adopted corporate governance guidelines that provide that there will at all times be a majority of independent directors on the Board, as defined by the applicable Nasdaq rules. The guidelines further provide that if the Board does not have an independent Chair, then a Lead Independent Director will be appointed by the Board, which we believe strengthens our governance and the independent role of the Board.
Chair of the Board
From January 2021 to January 2023, Ms. Tucker served as the Executive Chair of the Board, and the individual then serving as our President and Chief Executive Officer was a member of the Board, but did not serve as Chair of the Board. Because Ms. Tucker was not an independent director, during her period of service as Executive Chair, our Board appointed a Lead Independent Director.
In January 2023, Mr. Ryan was appointed Chair of the Board as part of a planned succession of Board leadership. At the time of his appointment, Mr. Ryan was an independent director and therefore the Board did not appoint a Lead Independent Director. When Mr. Ryan was appointed Co-CEO in March 2023, he was no longer an independent director, and accordingly the Board again appointed a Lead Independent Director. The role of the Lead Independent Director is described below. The Chair of the Board determines the agenda and presides over the meetings of the Board and may also call special meetings of the Board. The Chair of the Board also has the power to call special meetings of stockholders, to preside over meetings of the stockholders, and to perform such other duties as may be requested by the Board. The Board believes that having a strong strategic leader as Chair of the Board is important and enables the Board to best oversee and support the strategic direction of the Company.
Lead Independent Director
Graham Smith served as the Lead Independent Director from May 2021 to May 2022, at which time he left our Board in connection with the expiration of his term. Mr. Ryan served as the Lead Independent Director from May 2022 to January 2023, at which time he was elected Chair of the Board. When Mr. Ryan was appointed as Co-CEO, Mr. Unterman was appointed as Lead Independent Director. As a seasoned director with extensive experience as a public company executive and investment professional, Mr. Unterman has experience advising our senior management in key areas and has provided independent oversight in his roles on various committees. Mr. Unterman brings continuity to our Board and has been appointed as Lead Independent Director due to his experience as a strong independent leader. The Lead Independent Director determines the agenda and presides over the meetings of the independent directors, serves as a liaison between the independent directors and the non-independent directors, including the Co-CEOs, serves as spokesperson for the Company as requested, and as the majority of the independent directors may determine from time to time.

The Board believes that this leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Ryan's leadership and years of experience in the technology industry. We believe the expertise of Mr. Ryan and Mr. Unterman serving in Board leadership roles and Mr. Ryan now as Co-CEO, together with the outside experience, oversight, and expertise of our independent directors, allows for different perspectives and facilitates effective strategy development that benefits our stockholders. This structure enables Mr. Ryan to act as the key link between the Board and other members of management. Further, the Board believes that Mr. Ryan's combined role enables decisive leadership in management and on the Board, ensures strategic and operational direction and enhances the Company's ability to communicate its message and strategy clearly and consistently to its stockholders, employees, customers and partners. At this time, the Board believes that stockholders are best served by this leadership structure.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations, including longer term risks as well as near term risks and potential business continuity risks. Management is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our Board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular Board meeting, receives reports on all significant committee activities at each regular Board meeting, and evaluates the risks inherent in significant transactions. In its assessment of risks and risk management, our Board and its committees consult with outside advisors, including the Company's independent auditors, legal counsel and the compensation consultant engaged by the Compensation Committee. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to oversight of risk assessment and risk management generally, and specifically in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, cybersecurity risk, and also, among other things, discusses guidelines with management and the independent auditor. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to risks relating to our corporate governance practices, the independence of the Nominating and Corporate Governance Committee and potential conflicts of interest, as well as our policies and practices with regard to environmental, social and governance matters. In addition, as part of its oversight of the composition of our Board, our Nominating and Corporate Governance Committee takes into account the Company's business, risks and strategies to determine the appropriate expertise needed on our Board. Our Compensation Committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking.
Our Board believes its current leadership structure supports the risk oversight function of the Board. In particular, our Board believes that our lead independent director and our majority of independent directors provide a well-functioning and effective balance to the members of executive management and employees on our Board. Further, our Board and Compensation Committee review and discuss with management matters related to human capital management, including our commitments and progress on inclusion and diversity, employee engagement, compensation and benefits, business conduct and compliance, and executive succession planning. During 2022, the Board and its committees also reviewed and discussed with management on a regular basis the impact of the COVID-19 pandemic and unfavorable macroeconomic trends on BlackLine’s operations, as well as management’s strategies and initiatives to respond to and mitigate adverse impacts of the pandemic and economic uncertainty, such as risks related to continuing remote work by us and our customers, economic risk, longer sales cycles, and the impacts of continuing virtual customer events and remote sales activities.
Board Meetings and Committees
During our fiscal year ended December 31, 2022, our Board held twelve meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods when he or she served. We do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, but we strongly encourage our directors to attend. A majority of the then-serving directors attended our 2022 annual meeting of stockholders.

Our Board has established a standing Audit Committee, a standing Compensation Committee, and a standing Nominating and Corporate Governance Committee. Each of the committees has the composition and the responsibilities described below.
Audit Committee
Our Audit Committee currently consists of Mr. Thompson and Mses. Rios1 and Velastegui, with Ms. Rios serving as Chair.2 Each of Mr. Thompson and Ms. Rios, is considered an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act and all members of the Audit Committee are financially literate.
Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee also:
•	oversees the work of our independent registered public accounting firm (“independent auditors”) and our internal control functions;
•	approves the hiring, discharging and compensation of our independent auditors;
•	approves engagements of the independent auditors to render any audit or permissible non-audit services;
•	reviews the qualifications, independence and performance of our independent auditors;
•	reviews the scope of the annual audit;
•	reviews our financial statements and reviews our critical accounting policies and estimates;
•	reviews the adequacy and effectiveness of our internal controls;
•	reviews and discusses with management and our independent auditors the results of our annual audit and our quarterly financial statements;
•	oversees our liquidity needs and borrowing requirements;
•	reviews our investment policy and performance;
•	reviews our risk assessment and risk management processes;
•	establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and
•	reviews and approves related party transactions under Item 404 of Regulation S-K.
Our Audit Committee operates under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing rules. The charter is available on our website at http://investors.blackline.com. Our Audit Committee held five meetings during 2022.
Compensation Committee
Our Compensation Committee currently consists of Messrs. Thompson, Unterman and Yoran, and Ms. Yamamoto, with Ms. Yamamoto serving as Chair.3
Our Compensation Committee oversees our corporate compensation programs. Our Compensation Committee also:
•	reviews and recommends policies relating to compensation and benefits of our officers and employees;
•	reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers;
[1]	In January 2023, Ms. Rios joined our Audit Committee.
[2]
Mr. Ryan served as a member of our Audit Committee from August 2018 until March 2023, when he resigned in connection with his transition to Co-CEO. During his period of service, Mr. Ryan was independent under applicable SEC and Nasdaq rules.

[3]
In January 2023, Mr. Yoran joined our Compensation Committee. Ms. Velastegui served as a member of our Compensation Committee from August 2020 to January 2023, when she was replaced by Mr. Yoran. During her period of service, Ms. Velastegui was independent under applicable Nasdaq Rules.

•	evaluates the performance of our officers in light of established goals and objectives;
•	recommends compensation of our officers based on its evaluations;
•	oversees the Company's efforts to promote diversity and inclusion in the workforce;
•	administers our equity compensation plans; and
•	makes recommendations regarding non-employee director compensation to the full Board.
Our Compensation Committee operates under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing rules. The charter is available on our website at http://investors.blackline.com. Our Compensation Committee held eleven meetings during 2022.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Messrs. Unterman and Yoran4, and Ms. Whye, with Ms. Whye serving as Chair.5
Our Nominating and Corporate Governance Committee oversees and assists our Board in reviewing and recommending nominees for election as directors. Our Nominating and Corporate Governance Committee also:
•	evaluates and makes recommendations regarding the organization and governance of the Board and its committees;
•	assesses the performance of members of the Board and makes recommendations regarding committee and Chair assignments;
•	recommends desired qualifications for Board membership and conducts searches for potential members of the Board;
•	reviews and makes recommendations with regard to our corporate governance guidelines;
•	approves our committee charters;
•	oversees compliance with our code of business conduct and ethics;
•	oversees our programs relating to corporate responsibility and sustainability;
•	contributes to succession planning;
•	reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by our Audit Committee; and
•	oversees the Board self-evaluation process.
Our Nominating and Corporate Governance Committee operates under a written charter approved by our Board and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing rules. The charter is available on our website at http://investors.blackline.com. Our Nominating and Corporate Governance Committee held six meetings in 2022.
Compensation Committee Interlocks and Insider Participation
During 2022, our Compensation Committee was comprised of Messrs. Thompson and Unterman, and Mses. Velastegui and Yamamoto. On May 12, 2022, Mr. Unterman stepped down as the Chair of our Compensation Committee, and was replaced by Ms. Yamamoto. On January 1, 2023, Mr. Yoran joined our Compensation Committee, and Ms. Velastegui stepped down from our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
[4]	In March 2023, Mr. Yoran joined our Nominating and Corporate Governance Committee
[5]
Mr. Ryan served as a member of our Nominating and Corporate Governance Committee from May 2019 to March 2023, when he resigned in connection with his transition to Co-CEO. During his period of service, Mr. Ryan was independent under applicable Nasdaq rules.

Considerations in Evaluating Director Nominees
In its evaluation of director candidates, including the members of the Board eligible for re-election, our Nominating and Corporate Governance Committee considers the current size and composition of the Board, the needs of the Board and its respective committees, the directors nominated or designated in accordance with the Stockholders’ Agreement, if applicable, and the desired board qualifications, expertise and characteristics, including such factors as business experience and diversity. While we do not have a formal policy with respect to diversity, our Nominating and Corporate Governance Committee may consider such factors as differences in professional background, education, skill, race, ethnicity, gender, age and other individual characteristics, qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. Our Board is committed to seeking out highly qualified women and individuals from underrepresented communities and diverse backgrounds, and we will comply with any applicable law or other requirement in this regard. Our Nominating and Corporate Governance Committee has engaged an executive search firm to assist in identifying and recruiting potential candidates for membership on our Board.
Our Nominating and Corporate Governance Committee evaluates each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests with high character and integrity, and the exercise of sound judgment using its diversity of background and experience in various areas. The Board annually evaluates the performance of the Board and its committees. Our Nominating and Corporate Governance Committee reviews self-assessment questionnaires to evaluate the performance of individual members. In determining whether to recommend a director for re-election, our Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company, and other qualifications and characteristics determined by the Board. Each director must ensure that other existing and anticipated future commitments do not materially interfere with his or her service as a director.
After completing its review and evaluation of director candidates, in accordance with the rules of Nasdaq, our Nominating and Corporate Governance Committee will recommend a director nominee for selection by our Board. Our Board has the final authority in determining the selection of director candidates for nomination to our Board.
Stockholder Recommendations for Nominations to Our Board
A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of our Chief Legal and Administrative Officer at BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Such recommendation should include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between us and the candidate, and evidence of the recommending stockholder’s ownership of our stock. Such recommendation should also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership. We do not have a formal policy regarding the consideration of director candidates recommended by stockholders, but subject to the foregoing, our independent directors will consider candidates recommended by stockholders in the same manner as candidates recommended from other sources. Our independent directors have discretion to decide which individuals to recommend for nomination as directors. Our Board has the final authority in determining the selection of director candidates for nomination to our Board. A stockholder that wants to nominate a person directly for election to the Board at an annual meeting of the stockholders must meet the deadlines and other requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC. Any nomination should be sent in writing to BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367, Attention: Corporate Secretary. To be timely for our 2024 annual meeting of stockholders, our corporate secretary must receive the nomination no earlier than January 12, 2024 and no later than February 12, 2024. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act. Please see the section entitled “Stockholder Proposal Deadlines for 2024 Annual Meeting” in this proxy statement for more information.
Communications with the Board of Directors
In cases where stockholders wish to communicate directly with our non-management directors, messages can be sent to our Chief Legal and Administrative Officer at BlackLine, Inc., 21300 Victory Boulevard,

12th Floor, Woodland Hills, California 91367. Our Chief Legal and Administrative Officer will, in consultation with appropriate directors as necessary, review incoming stockholder communications and decide whether a response to any stockholder or interested party communication is necessary.
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are discussed further in the section entitled “Stockholder Proposal Deadlines for 2024 Annual Meeting” in this proxy statement.
Code of Business Conduct and Ethics
Our Board has adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including our Co-CEOs, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics is available on the corporate governance section of our website, which is located at http://investors.blackline.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act. We are committed to maintaining high standards of financial integrity, open communication, and a workplace environment where employees can raise concerns free of harassment, discrimination or retaliation. We maintain a formal whistleblower policy which describes the means by which employees, directors and officers can report suspected violations of our code of business conduct and ethics. Reports of suspected violations may be made directly to human resources or the legal department, or through our reporting hotline, which allows anonymous reporting where permitted by law. Retaliation is strictly prohibited under both our code of business conduct and ethics and our whistleblower policy.
Director Stock Ownership Guidelines
In February 2020, the Compensation Committee and the Nominating and Corporate Governance Committee recommended, and our Board approved, stock ownership guidelines for our directors. Under these guidelines, each director is expected to attain minimum levels of stock ownership equal to 4x the director’s annual cash retainer for service on our Board (not including any additional fees received for committee service or serving as a Chair of a committee). For purposes of this requirement, shares counted toward these guidelines include any shares outright, and in-the-money value of vested but unexercised stock options. The value for purposes of satisfying this requirement is the 90-day trailing average of the closing price of our common stock as of the last trading day of the fiscal year prior to the compliance date. Directors have until the later of February 2025 or, if applicable, the fifth anniversary of the date they join our Board to attain the requisite level of ownership. If a director does not achieve the minimum level of ownership by the director’s compliance date, then 50% of the after-tax value of the director’s exercised options or vested RSUs will be retained until the minimum level of ownership for the director is met. As of December 31, 2022, five of our six non-employee directors had exceeded their requisite level of stock ownership under the guidelines.
Corporate Responsibility and Sustainability
BlackLine recognizes the importance of a thoughtful approach to corporate citizenship, and this is reflected in our Board's oversight of our environmental, social, and governance (“ESG”) programs. Our Nominating and Corporate Governance Committee oversees our programs relating to corporate responsibility and sustainability, including environmental, social, and corporate governance matters, and our Compensation Committee oversees our efforts to promote diversity and inclusion in our workforce, and management's efforts to foster a corporate culture in alignment with the Company's values and strategy.
During 2022, BlackLine's ESG committee continued its work of steering and reporting on BlackLine's ESG strategy and programs, with executive sponsorship and participation from our Chief Legal and Administrative Officer. As we continue to develop our ESG strategies and practices, we are also committed to growing and refining our programs using a stakeholder-focused approach. Our current programs include:
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Community Involvement. We drive social good through our commitment to responsible corporate citizenship across the communities in which we operate. We offer employer-matched charitable giving, and promote volunteer opportunities with local organizations such as the Los Angeles Regional Food Bank. Our charitable efforts are focused on three key areas that are shaped by BlackLine’s values and commitment to responsible corporate citizenship:

○	alleviating hunger and homelessness;
○	promoting STEM education, particularly among underrepresented populations; and
○	improving educational and professional opportunities for people in underserved communities.
•
Environmental Responsibility. We adopted an environmental sustainability policy in 2021, and we continue to identify strategies by which we can reduce our environmental footprint. As a global company with offices worldwide, we are working towards reducing waste and energy consumption, measuring and reducing our emissions, and optimizing the performance of our buildings through incorporating green building standards in office design, construction and operation as part of our corporate sustainability efforts. Our ongoing sustainability initiatives in 2022 included:

○	reducing waste by providing reusable containers and beverages on tap in select facilities;
○	facilitating electric vehicle use by providing electric vehicle charging stations in select locations;
○	partnering with local non-profit organizations and schools to donate surplus office furniture and select used hardware with the authorization of our Information Security team;
○	practicing sustainability-focused procurement in new office site selection and existing office renovations; and
○	reducing employee commutes and travel by offering a hybrid, flexible work model.
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Diversity, Equity, and Inclusion. BlackLine is committed to cultivating a workplace where each employee can be themselves and reach their full potential. Diversity, equity and inclusion (“DEI”) are deeply rooted in our culture, and we continue to support this with a company-wide objective to strengthen our culture of diversity, equity, and inclusion in order to develop an agile, diverse, inclusive, and highly engaged workforce. Programs that advance our DEI strategy include employee training to reduce unconscious bias in the workplace, employee recruitment of underrepresented communities, and our employee-led and executive sponsored Employee Resource Groups, designed to help build community and foster a diverse and inclusive workplace by providing networking and team-building opportunities.

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Compliance with Laws. BlackLine is committed to complying with all applicable laws in all jurisdictions where it does business, including employment, human rights, and environmental laws and regulations.

•
Health and Safety. BlackLine is committed to supporting the wellbeing of its employees around the world, and has continued to take a proactive approach to helping our employees remain healthy and productive. This includes access to discounted health programs, a global employee assistance program, and supportive programs to help employees succeed in a hybrid work model.

More information about BlackLine's approach to environmental, social, and governance programs is available at https://www.blackline.com/about/esg/ and https://www.blackline.com/about/diversity-equity-inclusion/.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Outside Director Compensation Policy
Members of our Board who are not employees are eligible for compensation under our Outside Director Compensation Policy, adopted in 2016 in connection with our initial public offering and amended in December 2022 to adjust certain cash retainer fees and reflect changes in the leadership structure of our Board. Accordingly, neither Ms. Tucker nor Mr. Huffman, each an employee of BlackLine in 2022, was eligible for awards under our Outside Director Compensation Policy for 2022, and neither Ms. Tucker nor Mr. Ryan, each an employee of BlackLine in 2023, is eligible for awards under our Outside Director Compensation Policy for 2023.
The Outside Director Compensation Policy was developed in consultation with Compensia, Inc., an independent compensation consulting firm, or Compensia. Compensia provided recommendations and competitive non-employee director compensation data and analyses. Our Board considered and discussed these recommendations and data, and considered the specific duties and committee responsibilities of particular directors. Our Board adopted Compensia’s recommendations when it approved our Outside Director Compensation Policy, which we believe provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide and competitive with compensation paid by our peer group companies to their non-employee directors.
The Compensation Committee periodically reviews the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by Compensia. As part of this analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the Compensation Committee in connection with its review of executive compensation.
Under our Outside Director Compensation Policy as in effect for fiscal year 2022, non-employee directors received compensation in the form of equity and cash, as described below:
Cash Compensation
During fiscal year 2022, each non-employee director was eligible to receive the following annual cash retainers for certain Board and/or committee service:
Board/Committee	Member ($)
Board	40,000
Audit Committee	10,000
Compensation Committee	7,500
Nominating and Corporate Governance Committee	4,000
Each non-employee director serving as Lead Independent Director or a committee Chair was eligible to receive the following additional cash retainers:
Lead Independent Director: $30,000
Audit Committee Chair: $20,000
Compensation Committee Chair: $15,000
Nominating and Corporate Governance Committee Chair: $8,000
All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.6
[6]
On December 30, 2022, our Outside Director Compensation Policy was amended to provide that each non-employee director serving as Lead Independent Director or a committee Chair is eligible to receive the following annual cash retainers, effective for service on and after January 1, 2023:

Chair of the Board: $43,000
Lead Independent Director: $30,000
Audit Committee Chair: $20,000
Compensation Committee Chair: $15,000
Nominating and Corporate Governance Committee Chair: $8,000

Equity Compensation
Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2016 Equity Incentive Plan, or the 2016 Plan, (or the applicable equity plan in place at the time of grant) including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy are automatic and nondiscretionary.
Initial Award
During fiscal year 2022, upon joining our Board, a newly-elected non-employee director would receive an initial equity award having a grant date fair value equal to $185,000 multiplied by a fraction, (1) the numerator of which is (x) 12 minus (y) the number of full months between the date of the last annual meeting of stockholders and the date the individual becomes a member of the Board and (2) the denominator of which is 12 (rounded to the nearest whole share), or the Initial Award. The Initial Award was comprised of restricted stock units, or RSUs. The Initial Award is granted on the date on which such person first becomes a non-employee director.
Subject to the terms of the policy, the Initial Award vests as to 100% of the shares subject thereto upon the earlier of the one-year anniversary of the grant date or the day prior to our next annual meeting of stockholders, subject to the individual’s continued service through the applicable vesting date. An employee director who ceases to be an employee but remains a director will not receive an Initial Award.
Annual Award
On the date of our annual meeting of our stockholders, each non-employee director automatically was granted an equity award having a grant date value equal to $185,000, or the Annual Award subject to such individual continuing to be an outside director. The Annual Award was comprised of RSUs. Subject to the terms of the policy, each Annual Award vests as to 100% of the shares subject thereto upon the earlier of the one-year anniversary of the grant date or the day prior to our next annual meeting occurring after the grant date, subject to the individual’s continued service through the applicable vesting date.
The grant date value of all equity awards granted under our Outside Director Compensation Policy is determined in accordance with accounting principles generally accepted in the United States of America.
Any award granted under our Outside Director Compensation Policy will fully vest in the event of a change in control, as defined in our 2016 Plan, provided that the individual remains a director through such change in control.
Director Compensation Table
The following table provides information regarding compensation of our non-employee directors for service as directors, for the year ended December 31, 2022. The Company reimburses each outside director’s reasonable, customary and properly documented travel expenses to attend Board meetings.
Name	Fees Earned or Paid in Cash($)(1)	Option Awards ($)	Stock Awards ($)(2)	Total ($)
Owen Ryan(4)	83,121	—	184,980(3)	268,101
Graham Smith(5)	32,154	—	—	32,154
Kevin Thompson(6)	57,500	—	184,980(3)	242,480
Thomas Unterman(7)	54,220	—	184,980(3)	239,200
Sophia Velastegui(8)	57,500	—	184,980(3)	242,480
Barbara Whye(8)	46,549	—	184,980(3)	231,529
Mika Yamamoto(9)	52,280	—	184,980(3)	237,260
_________________
(1)
The amount shown reflects an annual cash retainer for such director’s service as a member of our Board and, if applicable, Lead Independent Director, Chair of our Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, or membership on our Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee.

(2)
RSUs are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each RSU is measured based on the closing price of our common stock on the date of grant.

(3)
Messrs. Ryan, Thompson and Unterman and Mses. Velastegui, Whye and Yamamoto were each awarded RSUs covering 3,401 shares of our common stock on May 12, 2022. 100% of the shares subject to the RSUs will vest upon the earlier of May 12, 2023 or the day prior to our next annual meeting of stockholders, subject to each of their continued services with us through such date.

(4)	As of December 31, 2022, Mr. Ryan held 3,401 RSUs, and stock options to purchase a total of 2,874 shares of our common stock.
(5)	Mr. Smith served as a member of our Board until May 12, 2022.
(6)	As of December 31, 2022, Mr. Thompson held 3,401 RSUs, and stock options to purchase a total of 4,396 shares of our common stock.
(7)	As of December 31, 2022, Mr. Unterman held 3,401 RSUs, and stock options to purchase a total of 2,896 shares of our common stock.
(8)	As of December 31, 2022, each of Ms. Velastegui and Ms. Whye held 3,401 RSUs.
(9)	As of December 31, 2022, Ms. Yamamoto held 3,401 RSUs, and stock options to purchase a total of 766 shares of our common stock.

PROPOSAL NUMBER 1
ELECTION OF CLASS I DIRECTORS
Our Board is currently comprised of nine directors and is divided into three staggered classes of directors. At the annual meeting, three Class I directors will be elected to our Board by the holders of our common stock to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees for Director
Our Nominating and Corporate Governance Committee has recommended to our Board, and upon such recommendation, our Board has nominated Ms. Tucker and Messrs. Unterman and Yoran for re-election as Class I directors at the 2023 annual meeting of stockholders. Mr. Yoran is standing for election by stockholders for the first time. He was initially recommended for consideration as a director by the Nominating and Corporate Governance Committee by a third-party search firm. If elected, Ms. Tucker and Messrs. Unterman and Yoran will serve as Class I directors until the 2026 annual meeting and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. For more information concerning the nominees, please see the section entitled “Board of Directors and Corporate Governance.”
Ms. Tucker and Messrs. Unterman and Yoran have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee who may be proposed by our Nominating and Corporate Governance Committee and designated by the present Board to fill the vacancy.
Required Vote
The Class I directors will be elected by a plurality of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the election of directors. In other words, the three nominees receiving the highest number of “FOR” votes will be elected as Class I directors. You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld, for the election of Ms. Tucker and Messrs. Unterman and Yoran. “WITHHOLD” votes and broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation
Our Board recommends a vote “FOR” the election to the Board of Therese Tucker, Thomas Unterman and Amit Yoran as Class I directors.

PROPOSAL NUMBER 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ending December 31, 2023. During 2022, PwC served as our independent registered public accounting firm.
Notwithstanding its appointment and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. Our Audit Committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our Audit Committee may consider whether it should appoint another independent registered public accounting firm. A representative of PwC is expected to be telephonically present at the virtual annual meeting, where he or she will be available to respond to appropriate questions and, if he or she desires, to make a statement.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents the aggregate fees billed for professional audit services and other services rendered to us by PwC for our fiscal years ended December 31, 2022 and 2021.
	Fiscal Year Ended
	2022	2021
Audit Fees(1)	$2,794,000	$2,420,000
Audit-related Fees(2)	—	320,000
Tax Fees(3)	66,500	420,332
All Other Fees	12,900	12,900
Total Fees	$2,873,400	$3,173,232
(1)
“Audit Fees” consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2022 also included fees billed for professional services rendered in connection with our Form S-8 registration statement in February 2023. Fees for 2021 also included fees billed for professional services rendered in connection with our Form S-8 registration statement in February 2022, as well as equity evaluation for certain of our foreign employees.

(2)	For 2021, “Audit related Fees” include fees related to the acquisition of FourQ Systems, Inc.
(3)	“Tax Fees” consist of fees for professional services for tax compliance, tax advice and tax planning.
Auditor Independence
In 2022, there were no other professional services provided by PwC that would have required our Audit Committee to consider their compatibility with maintaining the independence of PwC.
Audit and Non-Audit Services Pre-Approval Policy
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee (or its delegate) may pre-approve services to be performed by our independent registered public accounting firm without consideration of specific case-by-case services or may require the specific pre-approval of the committee, in either case, in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2022 and 2021 were pre-approved by our Audit Committee.
Required Vote
Ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative “FOR” vote of a majority of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal.
Board Recommendation
Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023.
Audit Committee Report
BlackLine’s management is responsible for (i) establishing and maintaining internal controls and (ii) preparing BlackLine’s consolidated financial statements. BlackLine’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of BlackLine’s consolidated financial statements and BlackLine’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and to issue a report thereon. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare BlackLine’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•	reviewed and discussed the audited financial statements for fiscal year 2022 with the management of BlackLine and PwC;
•	discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB; and
•
received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.

Based on the Audit Committee’s review of the audited financial statements and the various discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Audit Committee has also appointed PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
The Audit Committee
Brunilda Rios (Chair)
Kevin Thompson
Sophia Velastegui
Owen Ryan7
This Audit Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by BlackLine under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent BlackLine specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.
[7]	Mr. Ryan served on our Audit Committee until his resignation in March 2023 in connection with his transition to Co-CEO.

PROPOSAL NUMBER 3
ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF
NAMED EXECUTIVE OFFICERS
Our Board is asking Company stockholders to cast an advisory, non-binding vote to approve the compensation of our named executive officers during 2022 as disclosed in this proxy statement in accordance with the requirements of Section 14A of the Exchange Act. This Proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.
Advisory Vote on Compensation of Named Executive Officers
We believe that BlackLine’s compensation philosophy and program, as described below in the “Compensation Discussion and Analysis” section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with our 2022 results. The compensation program for our named executive officers is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a competitive market for executive talent, reward them with more than base salary if and to the extent BlackLine achieves challenging financial performance goals, and align the officers’ interests with the interests of our stockholders to create long-term shareholder value, while at the same time avoiding the encouragement of excessive risk-taking.
For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in the “Compensation Discussion and Analysis” section below and in the compensation tables and narrative that follow it in the “Executive Compensation” section of this proxy statement.
The vote on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers described in this proxy statement.
Our Board believes that it is in the best interests of the Company and our stockholders to approve the 2022 compensation of our named executive officers, thereby encouraging them to remain in the Company’s employ and more closely align their interests with those of our stockholders.
Required Vote
The vote is advisory, which means that the vote is not binding on BlackLine, our Compensation Committee, or our Board. Abstentions are considered votes cast, and thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the vote is non-binding, our Compensation Committee and Board value your opinion and will consider the outcome of the vote in making future compensation decisions.
Board Recommendation
Our Board recommends an advisory non-binding vote “FOR” the proposal to approve the 2022 compensation of our named executive officers.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 17, 2023:
Name	Age	Position
Owen Ryan	60	Co-Chief Executive Officer and Chair of the Board
Therese Tucker	61	Co-Chief Executive Officer and Director
Mark Partin	55	Chief Financial Officer
Peter Hirsch	62	Chief Technology Officer
Karole Morgan-Prager	60	Chief Legal and Administrative Officer
Mark Woodhams	60	Chief Revenue Officer
For Mr. Ryan's biography, see “Continuing Directors” and for Ms. Tucker’s biography, see “Nominees for Director.”
Mark Partin has served as our Chief Financial Officer since January 2015 and as our Treasurer since February 2015. Prior to joining us, Mr. Partin served as the Chief Financial Officer for Fiberlink Communications Corporation (now MaaS360, an IBM Company), an Enterprise Mobility Management company, from 2005 to 2014. From 1995 to 2005, Mr. Partin served in various senior financial roles for companies such as Headhunter.net, Inc. (now Careerbuilder.com), Contour Medical, Inc. (acquired by Sun Healthcare Group, Inc.), American Health Imaging, and Williams Group International. From 1991 to 1995, Mr. Partin was a CPA and auditor with Arthur Andersen & Co. in Atlanta, Ga. Mr. Partin holds an M.B.A. from Harvard Business School and a B.S. in Business Administration from the University of Tennessee.
Peter Hirsch has served as our Chief Technology Officer since February 2019. Prior to joining us, he served as Executive Vice President of Technology & Operations at Ellie Mae, a cloud-based mortgage application platform provider, from June 2015 to January 2019. From April 2014 to June 2015, Mr. Hirsch served as Senior Vice President, Ariba Cloud Engineering & Technology, at SAP SE. From 1994 to 2014, Mr. Hirsch served in various senior engineering roles for companies such as IBM, Valchemy, Inc., Alphablox Corp., and Informix Software, Inc. From 1989 to 1994, Mr. Hirsch was Founder & Chief Executive Officer of 3-D Visions Corp. Mr. Hirsch holds an M.S. in Communication Systems and a B.S. in Electrical Engineering from the University of Southern California.
Karole Morgan-Prager has served as our Chief Legal and Administrative Officer since October 2016, as our Secretary since August 2015, and as our Chief Legal Officer since May 2015. Prior to joining us, Ms. Morgan-Prager served as General Counsel and Corporate Secretary of The McClatchy Company, a newspaper and internet publisher, from July 1995 to May 2015. She was named Vice President of The McClatchy Company in May 1998 and Vice President, Corporate Development in May 2012. From November 1992 to June 1995, Ms. Morgan-Prager served as Associate General Counsel for The Times Mirror Company, a newspaper publishing company that was acquired by Tribune Co. From October 1987 to October 1992, Ms. Morgan-Prager was an Associate with the law firm Morrison & Foerster LLP, working on corporate securities matters. Ms. Morgan-Prager holds a J.D. from the University of California, Los Angeles and a B.A. in Journalism and Political Science from University of Nevada.
Mark Woodhams has served as our Chief Revenue Officer since January 2021 and as our Senior Vice President of Global Sales from July 2018 to January 2021. Prior to joining us, Mr. Woodhams served in various roles at NetSuite, including managing director from August 2014 to June 2018 and EMEA Sales director from February 2012 to August 2014. Mr. Woodhams has more than 35 years of experience with leading cloud and financial and professional services companies including NetSuite, Oracle, Hyperion, CapGemini and Citicorp.

OTHER EXECUTIVES
The following table provides information regarding our other executives as of March 17, 2023:
Name	Age	Position
Andres Botero	52	Chief Marketing and Strategy Officer
Lisa Schreiber	62	Chief Customer Officer
Andres Botero has served as our Chief Marketing Officer since September 2018, and has served as our Chief Marketing and Strategy Officer since August 2022. Prior to joining us, Mr. Botero served as Chief Marketing Officer for Callidus Software, Inc., a cloud-based sales and marketing solutions provider, from May 2017 to August 2018. From November 2015 to May 2017, Mr. Botero served as Chief Marketing Officer for Aria Systems, Inc., a cloud-based monetization solution provider. Prior to Aria Systems, Mr. Botero served in senior marketing roles for companies such as Steelwedge Software Inc. and SAP SE. Mr. Botero holds a B.S. in Industrial Engineering from Universidad de Los Andes, and a Master of Business Administration and Certificate in Public Management from the Stanford University Graduate School of Business.
Lisa Schreiber has served as our Chief Customer Officer since February 2021. Prior to joining us, Ms. Schreiber served as Chief Customer Success Officer for Forcepoint LLC., a SaaS cybersecurity company, from December 2019 to February 2021. From December 2009 to December 2019, Ms. Schreiber served in various customer support leadership roles for Oracle Corporation, a global cloud technology company, most recently as its Vice President North America Customer Success and Support Services. Ms. Schreiber holds a B.S. in Computer Science from the University of Pittsburgh.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes our executive compensation program and the material elements of our 2022 compensation program applicable to our named executive officers, or NEOs.
The purpose of this section is to provide a detailed discussion of our executive compensation program, policies, practices, and related corporate governance. This section is designed to assist our stockholders in understanding the approach we take to executive compensation, including how our program is designed and linked to our financial performance, and how our executive compensation practices align with the evolution of our business and organizational culture.
Our NEOs for 2022 are:
Therese Tucker, current Co-Chief Executive Officer (“Co-CEO”) and former Executive Chair
Marc Huffman, former President and former Chief Executive Officer (“CEO”)
Mark Partin, Chief Financial Officer (“CFO”)
Karole Morgan-Prager, Chief Legal and Administrative Officer (“CLAO”)
Mark Woodhams, Chief Revenue Officer (“CRO”)
Management Changes
Effective as of January 1, 2023, Ms. Tucker, our founder and former Chief Executive Officer, transitioned from her role as Executive Chair of the Board, and Mr. Ryan, who had been serving as Lead Independent Director, assumed the role of Chair of the Board. At that time, Ms. Tucker continued to serve as a member of the Board and as an employee of the Company. Effective as of March 6, 2023, Mr. Huffman ceased to serve as our President and Chief Executive Officer, and Ms. Tucker and Mr. Ryan were appointed as our Co-CEOs. Following this transition, Ms. Tucker and Mr. Ryan continue to serve as members of our Board, and Mr. Ryan continues to serve as Chair of the Board.
Fiscal Year 2022 Business Highlights
In fiscal year 2022, we delivered strong results from a financial and operational standpoint, as highlighted by the following:
•	Total GAAP Revenue grew to $522.9 million, an increase of 23% over the prior year.
•	GAAP net loss was $29.4 million, or $0.49 per basic and diluted share.
•	Non-GAAP net income attributable to BlackLine was $46.2 million, or $0.64 per diluted share.
•	Operating cash flow was $56.0 million, a decrease of 30% over the prior year.
•	Free cash flow was $25.7 million, a decrease of 54% over the prior year.
•	On January 26, 2022, we completed our acquisition of FourQ Systems, Inc., a leader in intercompany financial management technology.
Please see Appendix A to this proxy statement for a reconciliation of GAAP and non-GAAP net income and free cash flow.
Our Business
Our mission is to transform how finance and accounting departments operate by modernizing accounting through unifying data and processes, automating repetitive work, and driving accountability through visibility. We have created a comprehensive cloud-based software platform designed to automate, centralize, and streamline financial close operations and other key Finance & Accounting processes for large and midsize organizations.
Our Compensation Philosophy
We are committed to developing a compensation program that rewards our executives in direct alignment with the achievement of both near- and long-term business and strategic objectives (i.e., pay-for-performance). In furtherance of this objective, our Compensation Committee routinely considers appropriate adjustments to the design of our compensation program to reflect our strategic direction and evolving needs of our business. Additionally, our Compensation Committee seeks to set compensation levels for our executive officers at competitive levels so that we can attract, retain, and motivate highly qualified executives to contribute to our success. In assessing the overall compensation for executive officers, the Compensation Committee generally considers our financial performance, stockholder returns and position vs. selected peers, market compensation data, executive’s performance, awards given in previous years, and recommendations of our independent consultant.
When making executive compensation decisions, the Compensation Committee is guided by the following principles:
•	Attracting and retaining senior executives with the right expertise necessary to achieve our strategic objectives and grow our organization
•	Paying for performance to ensure that a significant portion of executives’ compensation is realized when the organization meets its financial results
•
Aligning interests of our executives with stockholders to ensure that executives’ compensation payouts align with the achievement of results that are correlated with long-term value and stock price appreciation

•	Rewarding achievement by providing appropriate levels of awards for attaining both short-term and long-term financial results
Our 2022 executive compensation program consisted of the following core elements:
•	base salary;
•	annual cash bonuses;
•	long-term equity compensation (RSUs and stock options); and
•	retirement and health benefits on the same terms as for similarly situated non-executive employees.
2022 Executive Compensation Highlights
COMPENSATION HIGHLIGHT	UNDERLYING PHILOSOPHY/CONSIDERATIONS
Pay-for-performance alignment	•
We strive to maintain a pay-for-performance alignment by allocating a meaningful portion of the overall compensation opportunity for our NEOs in the form of performance-based compensation that is at risk and directly tied to specific financial objectives.

	•	Our performance-based compensation philosophy seeks to align the interests of our NEOs to the interests of our stockholders.
Alignment of performance metrics with key strategic objectives	•
Identifying and selecting the right performance metrics for our performance-based compensation is key to incentivizing our executives to achieve our strategic plan, which promotes the interest of our stockholders.

•
In 2022, our strategic focus was to grow our top-line toward profitability. With this in mind, we selected key performance metrics for the 2022 annual cash bonus plan to drive top-line performance: revenue and non-GAAP net income, and changed the mix our equity awards to our NEOs to eliminate stock options and to include performance-based RSU awards vesting on satisfaction of revenue, annualized recurring revenue and non-GAAP net income.

Market-based base salary increases	•	We adjusted the base salaries of each of our NEOs in 2022, in each case to better align their base salaries with our competitive market and their expected contributions to our business.

COMPENSATION HIGHLIGHT	UNDERLYING PHILOSOPHY/CONSIDERATIONS
Continued focus on executive recruitment and retention	•
While we seek to develop our executive compensation program so that it closely aligns with our pay-for-performance philosophy and rewards achievement of performance goals, this objective must complement other important objectives, including the hiring and retention of executives.

•
To improve recruitment and strengthen retention, we continued our practice in 2022 of granting each NEO a portion of their annual equity awards in RSUs that vest solely over a time-based schedule and are not tied to company performance with the remaining portion of their annual equity awards granted in PSUs as discussed below.

•
The significant decrease in market prices throughout the industry, including at the Company, resulted in the value of our NEOs’ unvested equity awards having decreased retention value. With the advice of the Compensation Committee’s independent compensation consultants, we made additional retention grants in December 2022 to each of our NEOs (in January 2023 for Ms. Tucker). These consisted of RSUs that vest over a time-based schedule for all NEOs other than Mr. Huffman, and PSUs that vest over a time-based schedule but subject to satisfaction of long-term performance conditions that are aligned to our long-range plan for Mr. Huffman. The grant to Mr. Huffman was entirely performance-based and was based on longer-term performance goals, responding to some concern that our prior PSU only had performance targets for one-year goals. The entirely performance-based grant makes up substantially all of the difference between Mr. Huffman’s 2021 and 2022 equity grant value.

Strong Stockholder Support for our executive compensation programs	•
At the 2022 annual meeting, over 94% of advisory votes cast by our stockholders were in favor of our NEOs’ 2021 compensation. We believe that the results of this vote affirm our stockholders’ support of our approach to executive compensation.

Pay-for-Performance Discussion
Our executive compensation program is reasonable, competitive, and rigorously balances the goals of attracting, motivating, rewarding, and retaining our NEOs. To ensure our NEOs’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their annual target total direct compensation opportunity is “at-risk” and the actual amounts payable to our NEOs will vary above or below target levels commensurate with our performance.
We emphasize performance-based compensation that appropriately rewards our NEOs for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our cash bonus plan and equity awards.
For SEC-mandated disclosure on pay versus performance for our CEO and other NEOs, please see the “Pay Versus Performance” section below.

The graphics below illustrate at-risk pay versus fixed and time-based pay for Mr. Huffman, our then-CEO, and other NEOs for fiscal year 2022.

Executive Compensation Policies and Practices
We maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. These policies and practices were in effect during 2022:
What we do
✔	Independent Compensation Committee Advisor. The Compensation Committee engaged its own independent compensation consultant to assist with the design of the 2022 executive compensation program.
✔	Annual Executive Compensation Review. The Compensation Committee conducts an annual review of compensation for our NEOs and a review of compensation-related risks.
✔
Compensation At-Risk. The executive compensation program is designed so that a significant portion of executive annual compensation is “at risk” to align the interests of our NEOs and our stockholders. The 2022 Bonus Plan achievement for our NEOs was 82.00% of target based on the challenging goals set by the Compensation Committee and its review of our performance.

✔
Multi-Year Vesting Requirements. The equity awards granted to our NEOs vest over multiple years and generally no portion of these awards vests until approximately 12 months after the grant date, consistent with current market practice and our retention objectives.

✔	Limited Perquisites. We provide minimal perquisites and other personal benefits to our NEOs, except where they serve a legitimate business purpose.
✔	Stock Ownership Guidelines. We have robust stock ownership guidelines in order to encourage stock ownership among our directors and executive officers.
What we don’t do
✗
No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our NEOs might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”).

✗	No Stock Options Granted with an Exercise Price Less Than Fair Market Value. All stock options are granted with an exercise price at the closing market price on the grant date.
✗
No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our NEOs.

✗	No Special Health and Welfare Benefits. Our NEOs participate in the same Company-sponsored health and welfare benefits programs as our other full-time, salaried employees.
✗
No “Single Trigger” Change of Control Arrangements. No change of control payments or benefits are triggered simply by the occurrence of a change of control. All change-of-control payments and benefits are based on a “double-trigger” arrangement (that is, they either require both a change of control of the Company plus a qualifying termination of employment before payments and benefits are paid or, in the case of certain performance awards, require a change of control of the Company and the award is not assumed in the acquisition).

✗	No Hedging or Pledging. We have a policy that restricts employees from hedging our securities or pledging our securities as collateral.

Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our NEOs. With respect to our NEOs, the Compensation Committee reviews and approves at the beginning of the year, or more frequently as warranted, their annual base salaries; cash bonus opportunities and cash bonus payments; long-term equity incentive compensation; employment offers (including post-employment compensation arrangements); and other compensation, perquisites, and other personal benefits, if any.
The Compensation Committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure.
Compensation-Setting Process
We do not establish a specific target for setting the target total direct compensation opportunity of our NEOs. When determining and setting the amount of each compensation element, the Compensation Committee considers the following factors:
•	our performance against the financial and operational objectives established by the Compensation Committee and our Board;
•	each individual NEO’s skills, experience, and qualifications relative to other similarly situated executives at the companies in our compensation peer group;
•	the scope of each NEO’s role compared to other similarly situated executives at the companies in our compensation peer group;
•
the performance of each individual NEO, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our NEOs;
•	with respect to NEOs other than our CEO and Ms. Tucker, our Executive Chair, the recommendations of the CEO; and
•	the compensation practices of our compensation peer group and the positioning of each NEO’s compensation in a ranking of peer company compensation levels.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunities for each NEO.
Role of Management
The Compensation Committee believes each of our CEO, CFO and CLAO has valuable insight into the contributions of our NEOs and solicits advice and input from each with respect to performance objectives under our annual bonus plan. In addition, our CFO provides input with respect to the establishment of metrics and targets for our annual incentive plan and our performance-based equity awards. Our CEO also provides input with respect to adjustments to annual base salaries, annual cash bonus opportunities, long-term equity incentive compensation opportunities, program structures, and other compensation-related matters for our NEOs (other than with respect to compensation for our CEO and our Executive Chair). The Compensation Committee reviews and discusses this advice and input, along with the information, analysis and other advice it receives from its external compensation consultant, with our CEO (other than with respect to compensation for our CEO and our Executive Chair) and uses them as factors in determining and approving the compensation for our NEOs. None of our officers is involved in decisions regarding their own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2022, the Compensation Committee retained Compensia to serve as its compensation advisor. This compensation consultant serves at the discretion of the Compensation Committee.
During 2022, Compensia regularly attended the meetings of the Compensation Committee and provided the following services:
•	consulting with the Compensation Committee Chair and other members between Compensation Committee meetings;
•
providing competitive market data based in part on the compensation peer group for our NEO positions and evaluating how the compensation we pay our NEOs compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•
providing competitive market data based on the compensation peer group for our Board and evaluating how the compensation we pay the non-employee members of our Board compares to how the companies in our compensation peer group compensate their boards of directors; and

•	reviewing market equity compensation practices, including “burn rate” and “overhang.”
In 2022, Compensia did not provide any services to us other than the consulting services provided to the Compensation Committee. The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. The Compensation Committee has considered the six specific independence factors adopted by the SEC and reflected in the listing standards of Nasdaq and determined that the work of Compensia did not raise any conflicts of interest.
Competitive Positioning
To compare our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size and industry focus. For 2022 pay decisions, the Compensation Committee used compensation data derived from the compensation peer group as updated in August 2021. The companies in this compensation peer group were selected on the basis of their similarity to us, based on these criteria:
•	similar revenue size - ~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $368 million (for Q4 of 2021);
•	similar market capitalization - ~0.3x to ~3.0x our market capitalization of approximately $6.2 billion (around the time of the peer group review in August 2021);
•	similar revenue growth and market-capitalization to revenue ratio;
•	industry - application software, internet services and infrastructure, and systems software;
•	executive positions similar in breadth, complexity, and/or scope of responsibility; and
•	competitors for executive talent.
After consultation with Compensia, the Compensation Committee approved the following compensation peer group for 2022 compensation decisions:
Alteryx	Everbridge	Qualys
Anaplan	LivePerson	Rapid7
Appfolio	nCino	Smartsheet
Appian	New Relic	Varonis Systems
Avalara	Pager Duty	Workiva
Bill.com Holdings	Paylocity Holding
Coupa Software	Q2 Holdings

To analyze the executive compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings. This information is supplemented with survey data from the Radford Global Compensation Survey database of companies that are similar to us in revenue, market capitalization and industry for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points. This market data was then used as a reference point for the Compensation Committee to assess our current executive compensation levels in its deliberations on compensation forms and amounts.
The Compensation Committee reviews our compensation peer group at least annually and adjusts its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
Stockholder Advisory Votes on Named Executive Officer Compensation
Our stockholders have an opportunity to cast an advisory vote to approve (i) our NEOs’ compensation and (ii) the frequency of the vote to approve the NEOs’ compensation (“Say-on-Frequency”). We hold the advisory vote on our NEOs' compensation annually and the Say-on-Frequency vote every six years. Our next Say-on-Frequency vote will be held in 2025.
At the 2022 annual meeting, over 94% of the advisory votes cast on our NEOs’ 2021 compensation voted to approve and there was no vote on the frequency of this advisory vote. We believe that the results of this vote affirm our stockholders’ support of our approach to executive compensation, and therefore we have not made any significant changes to our executive compensation program. We will consider the results from this year’s and future years’ stockholder advisory votes on NEO compensation when making decisions about our executive compensation program.
Individual Compensation Elements
In 2022, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term equity incentive compensation in the form of time-based RSU and option awards.
Base Salary
Base salary represents the fixed portion of the compensation of our NEOs and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation at the time we hire the individual NEO, taking into account competitive market data, his or her position, qualifications, experience, prior salary level, and the base salaries of our other NEOs. Thereafter, the Compensation Committee reviews the base salaries of our NEOs annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In March 2022, effective as of April 1, 2022, the Compensation Committee reviewed and approved an increase to the base salary of each of our NEOs other than Mr. Woodhams. In determining these adjustments, the Compensation Committee considered a competitive market data analysis provided by Compensia, and the recommendations of our CEO (other than with respect to base salaries for our CEO and our Executive Chair).
In June 2022, effective as of June 1, 2022, the Compensation Committee reviewed and approved an increase to the base salary of Mr. Woodhams. In determining this adjustment, the Compensation Committee considered a competitive market data analysis provided by Compensia, and the recommendations of our CEO.
The annual base salaries for our NEOs that were in effect as of the end of 2021 and 2022, respectively, are set forth below:
NEO	2021 Base Salary	2022 Base Salary	Percentage Increase
Therese Tucker	$328,000	$344,000	4.9%
Marc Huffman	$475,000	$500,000	5.3%
Mark Partin	$390,000	$410,000	5.1%
Karole Morgan-Prager	$370,000	$390,000	5.4%
Mark Woodhams	$380,000	$400,000	5.3%

Target Annual Cash Bonus Opportunities
Each NEO participated in the 2021 Bonus Plan, which was designed to motivate our NEOs to drive “top line” growth (using a revenue goal) as well as “bottom line” profitability (using a non-GAAP net income goal). Additionally, the Compensation Committee has the discretion to determine achievement of a discretionary component (weighted 20%), as described below.
Each NEO was assigned a target annual cash bonus opportunity for 2022, representing a percentage of his or her annual base salary.
In March 2022, the Compensation Committee reviewed the target annual cash bonus opportunities of our NEOs for 2022, taking into consideration a competitive market analysis prepared by Compensia, and the recommendations of our CEO (for all NEOs other than our CEO and our Executive Chair).
Following this review, the Compensation Committee determined to increase the target annual cash bonus opportunity percentage for Mr. Partin from 60% to 70% in consideration of the positioning of Mr. Partin’s cash compensation in relation to the market analysis. The Compensation Committee did not make any changes to the target annual cash bonus opportunity percentages of our other NEOs.
The 2022 target annual cash bonus opportunities of the NEOs were as follows:
NEO	2022 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2022 Target Annual Cash Bonus Opportunity
Therese Tucker	75%	$258,000
Marc Huffman	100%	$500,000
Mark Partin	70%	$287,000
Karole Morgan-Prager	50%	$195,000
Mark Woodhams	100%	$400,000
Each NEO participant in the 2022 Bonus Plan was eligible to earn a payment with respect to the financial portion applicable to his or her target annual cash bonus opportunity depending on our actual performance for the year as measured against the financial performance components, and additional amounts under the discretionary component of the 2022 Bonus Plan. As described in the section “2022 Bonus Plan Performance Matrix” below, overperformance against the bonus plan components could result in payments in excess of each NEO's target opportunity, while underperformance would result in payments below that target opportunity, or in no payment being earned with respect to one or more components.
2022 Bonus Plan Performance Matrix
In March 2022, the Compensation Committee, with input from management, approved revenue and non-GAAP net income as the performance measures for the financial component under the 2022 Bonus Plan. The Compensation Committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between growing our business, and managing our expenses, which enhance stockholder value over the short term.
The 2022 Bonus Plan was to be funded based on (i) the extent of our achievement against the target level of each of the financial metrics and (ii) the discretion exercised by the Compensation Committee under the discretionary component, all as set forth below:
2022 Bonus Plan Performance Measure	Category	Target Level	Weighting (%)
Revenue	Financial Component	$536.0 million	50%
Net Income	Financial Component	$12.4 million	30%
Discretionary	Discretionary Component	$—	20%

The revenue measure funded with respect to that performance measure as follows:
Percentage Achievement of 2022 Revenue target*	Payment Percentage of Revenue Measure*
97.5%	60%
100.0%	100%
102.0%	150%
104.0%	200%
The non-GAAP net income measure funded with respect to that performance measure as follows:
Percentage Achievement of 2022 Net Income target*	Payment Percentage of Net Income Measure*
85.5%	50%
100.0%	100%
132.3%	125%
*
If Revenue and Net Income achievement during 2022 is between the percentage levels identified above, then the payment percentage with respect to the applicable performance metric is calculated based on a linear interpolation between those levels (rounded to one decimal).

For purposes of the 2022 Bonus Plan, the financial performance measures had the following meanings:
Performance Measure	Meaning
Revenue
“Revenue” is defined as the Company’s total subscription, support, and professional services revenue recognized under Generally Accepted Accounting Principles (“GAAP”) during the Performance Period, excluding revenues from acquisitions completed in 2022 with the exception of FourQ.

Net Income
“Net Income” is defined as the Company’s non-GAAP net income (loss) for the Performance Period as defined in the Company’s Earnings Release filed on February 10, 2022 on Form 8-K. The Net Income performance measure shall exclude expenses related to acquisitions completed during the Company’s 2022 fiscal year with the exception of FourQ. Please see Appendix A to this proxy statement for a reconciliation of GAAP and non-GAAP net income (loss).

The discretionary component was included to provide the Compensation Committee with flexibility to incent achievement of business goals and objectives that may evolve after the beginning of the year. The Compensation Committee believed that retaining discretion to fund a portion of the 2022 Bonus Plan irrespective of achievement of the financial component was important to reward our NEOs for achievements not directly captured by these financial performance measures.
2022 Bonus Plan Decisions
In February 2023, the Compensation Committee reviewed our overall performance for 2022, including performance against the performance measures established under the 2022 Bonus Plan. Using the 2022 Bonus Plan performance measures, the discretion it reserved under the discretionary component, the target performance, actual performance and relative weighting were as follows:
Performance Measure	Target Performance Level	Actual Performance Level	Weighted Payment Percentage
Revenue	$536.0 million	$522.9 million	61%
Net Income	$12.4 million	$46.3 million	125%
Discretionary	$—	$—	70%
The Compensation Committee determined the payment percentage under the discretionary component after assessing the contributions of our NEOs in 2022 toward our execution on key initiatives that we expect to have long-term benefits on our business and to drive stockholder value over the long-term, including strong achievements in bookings, execution on expense control, opening the India Development Center, product roadmap and integration, our BeyondTheBlack user conference and increasing the number of our premier customers.
Based on this level of achievement, the 2022 Bonus Plan funded at 82% of the target amount for each of our NEOs.
The target annual cash bonus opportunities and the actual cash bonus payments made to the NEOs for 2022 are as follows:
NEO	Target Annual Cash Bonus Opportunity	Total Actual 2022 Cash Bonus Payment
Therese Tucker	$258,000	$211,570
Marc Huffman	$500,000	$410,020
Mark Partin	$287,000	$235,351
Karole Morgan-Prager	$195,000	$159,908
Mark Woodhams	$400,000	$328,016
Long-Term Equity Compensation
The Compensation Committee believes long-term equity compensation is an effective means for focusing our NEOs on driving increased stockholder value over a multi-year period, providing a meaningful reward for appreciation in our stock price and long-term value creation, and motivating them to remain employed with us.
Annual Long-Term Equity Awards
In March 2022, the Compensation Committee reviewed its past practice of granting a mix of time-based restricted stock unit awards that are settled in shares of our common stock (RSUs) and stock options to our executive officers in light of an analysis of long-term equity compensation granted by its peers that was created by its compensation consultant, Compensia. Based on this analysis, the Compensation Committee determined that awards of long-term equity compensation to our executive officers for 2022 would be made in a mix of RSUs and performance-based restricted stock units that are settled in shares of our common stock (PSUs).
In March and April 2022, the Compensation Committee determined the sizes of the 2022 equity awards for our NEOs and granted equity awards to all our NEOs other than Ms. Tucker in the form of 50% time-based RSU awards and 50% performance-based PSUs. In consideration of Ms. Tucker’s role as Executive Chair in 2022, we granted her equity awards for 2022 in the form of time-based RSU awards only. The Compensation Committee believed that providing an equal mix of time-based RSUs and performance-based PSUs for NEOs other than Ms. Tucker was important to remain competitive with our compensation peer companies, many of whom use a similar mix and to provide a performance-based element to more directly align such NEOs’ compensation with stockholder value creation. RSU awards provide retention incentives for our NEOs and reward them for long-term stock price appreciation while at the same time providing some value even if the market price of our common stock declines. PSU awards provide these same benefits, along incentives for our NEOs to achieve performance milestones intended to grow our business and drive value for our stockholders.
As with their other elements of compensation, the Compensation Committee determined the amount of long-term incentive compensation for our NEOs for 2022 as part of its annual compensation review and after taking into consideration a competitive market analysis, the recommendations of our CEO (except with respect to long-term equity compensation for our CEO and our Executive Chair), each NEO’s skills, experience, and role within the organization, the outstanding equity holdings of each NEO (including the vested and unvested status of such equity holdings), the proportion of our total shares outstanding used for annual employee long-term equity compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.

In April 2022, the Compensation Committee granted annual equity awards to our NEOs, the material terms of which are described below:
NEO	Time-based RSUs (number of shares)[1]	Performance- based PSUs (number of shares)[2]	Equity Awards (Targeted Grant Value)
Therese Tucker	65,230	—	$5,000,000
Marc Huffman	65,230	65,230	$10,000,000
Mark Partin	32,620	32,620	$5,000,000
Karole Morgan-Prager	16,960	16,960	$2,600,000
Mark Woodhams	19,570	19,570	$3,000,000
(1)
The number of shares was determined by dividing 50% (100% for Ms. Tucker) of the targeted grant value by the 30 trading day average price ended on March 15, 2022 and rounding up to the nearest 10 shares.

(2)	The number of shares was determined by dividing 50% of the targeted grant value by the 30 trading day average price ended on March 15, 2022 and rounding up to the nearest 10 shares.
The RSU award listed in the table above for Ms. Tucker vests as to 50% of the shares underlying the award on each of February 20, 2023 and February 20, 2024, subject to her continued service with us through the applicable date.
Each of the RSU awards listed in the table above for our other NEOs vests as to 25% of the shares underlying the award on February 20, 2023 and as to 1/16th of the shares underlying the award each quarter thereafter, subject to the NEO’s continued service with us through the applicable date.
Each of the PSU awards listed in the table above vests as to one-third of the shares underlying the award on each of February 20, 2023, 2024 and 2025, in each case subject to the NEO’s continued service with us through the applicable date, and in each case subject to our satisfaction of applicable performance-based conditions for the calendar year preceding the vesting date. These performance goals will be determined on an annual basis. The performance goals for vesting of the PSU awards which were eligible to vest on February 20, 2023 were determined at the time of grant, relate to our performance in 2022, and are detailed in the section “2022 Performance-Based Restricted Stock Unit Performance Matrix” below.
Ms. Tucker’s annual equity grant was made entirely in time-based RSUs, and not performance-based PSUs, taking into account corporate governance considerations in light of Ms. Tucker’s role as Executive Chair of our Board, with responsibility for oversight of the Company.
All of these awards are subject to additional vesting acceleration as described in the “Potential Payments Upon Termination or Change of Control” section below.
2022 Performance-Based Restricted Stock Unit Performance Matrix
In March 2022, the Compensation Committee, with input from management, approved revenue, annualized recurring revenue (ARR), and non-GAAP net income as the performance measures for 2022 as the performance metrics for the portion of the 2022 performance-based RSUs scheduled to vest on February 20, 2023. The Compensation Committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between growing our business, and managing our expenses, which enhance stockholder value over the short term.
The portion of the 2022 performance-based RSUs scheduled to vest on February 20, 2023 was to be available for vesting based on the extent of our achievement against the target level of each of the financial metrics, as set forth below:
2022 Bonus Plan Performance Measure	Target Level	Weighting
Revenue	$536 million	40%
ARR	$569 million	30%
Non-GAAP net income	$12.4 million	30%

The portion of the 2022 performance-based RSUs scheduled to vest on February 20, 2023 that is subject to the revenue metric will be available for vesting based on attainment of that performance measure as follows:
Percentage Achievement of 2022 Revenue target*	Percentage of Subject Award Available for Vesting*
97.57%	50%
100.0%	100%
102.0%	125%
104.0% and above	150%
The portion of the 2022 performance-based RSUs scheduled to vest on February 20, 2023 that is subject to the ARR metric will be available for vesting based on attainment of that performance measure as follows:
Percentage Achievement of 2022 ARR target*	Percentage of Subject Award Available for Vesting*
93.67%	50%
100.0%	100%
104.9%	125%
110.0% and above	150%
The portion of the 2022 performance-based RSUs scheduled to vest on February 20, 2023 that is subject to the non-GAAP net income metric will be available for vesting based on attainment of that performance measure as follows:
Percentage Achievement of 2022 non-GAAP net income target*	Percentage of Subject Award Available for Vesting*
85.5%	50%
100.0%	100%
164.5%	125%
229.0%	150%
*
If Revenue and non-GAAP net income achievement during 2022 is between the percentage levels identified above, then the payment percentage with respect to the applicable performance metric is calculated based on a linear interpolation between those levels (rounded to the nearest hundred thousand dollars).

For purposes of the portion of the 2022 performance-based RSUs scheduled to vest on February 20, 2023, the financial performance measures had the following meanings:
Performance Measure	Meaning
Revenue
“Revenue” is defined as the Company’s total subscription, support, and professional services revenue recognized under Generally Accepted Accounting Principles (“GAAP”) during the Performance Period, excluding revenues from acquisitions completed in 2022 with the exception of FourQ.

ARR
“ARR” is defined as the Company’s contracted annualized recurring subscription and support revenue. ARR shall exclude the impact of any acquisitions completed during the company’s 2022 fiscal year with the exception of FourQ.

Net Income
The Company’s “non-GAAP net income (loss)” for the Company’s 2022 fiscal year as determined in accordance with how such term is defined in the Company’s annual report filed on its Form 10-K for the Company’s 2022 fiscal year, excluding expenses related to acquisitions completed during 2022 with the exception of FourQ. Please see Appendix A to this proxy statement for a reconciliation of GAAP and non-GAAP net income (loss).

2022 Performance-Based Restricted Stock Unit Performance Decisions
In February 2023, the Compensation Committee reviewed our overall performance for 2022, including performance against the performance measures established under the 2022 performance-based PSU awards for shares eligible to vest on February 20, 2023. Considering the performance measures established for those awards, the target performance, actual performance, and percent available for vesting before relative weighting were as follows:
Performance Measure	Target Performance Level	Actual Performance Level	Pre-Weighting Vesting Percentage
Revenue	$536.0 million	$522.9 million	0%
ARR	$569.0 million	$533.4 million	50.6%
Non-GAAP net income	$12.4 million	$46.2 million	150%
For context, we believe the target for non-GAAP net income was the appropriate goal for that metric despite it being lower than the Company’s fiscal 2021 non-GAAP net income. When the target was set in early 2022, we believed that integration costs and dilution associated with our FourQ acquisition, increased hosting costs associated with our continued migration to the public cloud, and additional investments to accelerate our go-to-market strategy made the achievement of $12.4 million in non-GAAP net income a rigorous goal. Our overachievement in 2022 with respect to non-GAAP net income was the result of focused work and leadership related to our cost structure as we addressed the challenging macroeconomic environment that developed during the year. Based on this level of achievement, the Compensation Committee determined that, with respect to the shares eligible to vest on February 20, 2023 under the 2022 performance-based PSU awards, 60.2% of the target amount for each of our NEOs were eligible to vest.
The numbers of shares available for vesting on February 20, 2023 under the 2022 performance-based PSUs for each of our NEOs are as follows:
Named Executive Officer	Target 2022 PSUs Eligible to Vest on 2/20/2023 (Number of Shares)	Total 2022 PSUs Earned and Vesting on 2/20/2023 (Number of Shares)
Therese Tucker	—	—
Marc Huffman	21,743	13,082
Mark Partin	10,873	6,541
Karole Morgan-Prager	5,653	3,401
Mark Woodhams	6,523	3,924
Retention Long-Term Equity Awards
In the fall and winter of 2022, the Compensation Committee considered an additional grant of long-term equity awards to our executive officers in light of an analysis of the retentive value of long-term equity compensation granted by the Company’s peers that was created by its compensation consultant, Compensia. Based on this analysis and concerns over the retentive value the then current outstanding long-term equity awards for our executive officers, the Compensation Committee determined to grant additional awards of performance-based PSUs for Mr. Huffman and of time-based RSUs for our other executive officers. Ms. Tucker’s award was granted in connection with her assumption of an operating role at the Company as she transitioned away from service as Executive Chair of the Board while continuing to serve on our Board.
In December 2022, the Compensation Committee approved retention equity awards to our NEOs, the material terms of which are described below:
Named Executive Officer	Retention PSUs or RSUs (Number of Shares)(2)	Equity Awards (Targeted Grant Value)(1)
Therese Tucker	23,680	$1,500,000
Marc Huffman	189,400	$12,000,000
Mark Partin	55,240	$3,500,000
Karole Morgan-Prager	39,460	$2,500,000
Mark Woodhams	28,410	$1,800,000
(1)	The number of shares was determined by dividing the targeted grant value by the 30 trading day average price ended on December 15, 2022 and rounding to the nearest 10 shares.
(2)	The award for Ms. Tucker was made effective as of January 1, 2023. All other awards listed here were made effective as of December 30, 2022.

The retention RSU award for Ms. Tucker listed in the table above vests as to 1/8th of the shares underlying the award on a quarterly basis, beginning on February 20, 2023, in each case subject to Ms. Tucker’s continued service with us through the applicable date.
Each of the retention RSU awards for our NEOs other than Ms. Tucker and Mr. Huffman listed in the table above vests as to 2/3rd of the shares underlying the award on November 20, 2024, and as to 1/3rd of the shares underlying the award on November 20, 2025, in each case subject to the NEO’s continued service with us through the applicable date.
The retention performance-based PSU award for Mr. Huffman listed in the table above was eligible to vest as to up to 200% of the shares available for vesting under the award on February 20, 2026, or, if not then vested, on February 20, 2027, in each case subject to Mr. Huffman’s continued service with us through the applicable date, and subject to our satisfaction of applicable performance-based conditions, as described in the following section. Because Mr. Huffman’s employment terminated prior to February 20, 2026, he forfeited all of this award.
Retention Performance-Based Restricted Stock Unit Performance Matrix
In December 2022, the Compensation Committee, with input from management, approved performance metrics for the retention performance-based PSU award granted to Mr. Huffman, relating to the Company’s revenue growth, operating margin, and relative total shareholder return (relative TSR). The Compensation Committee selected these performance measures because it believed that they were aligned with our long-range plan and provided appropriate drivers for our business as they provide a balance between growing our business and managing our expenses, which enhance stockholder value, and directly address our stock performance relative to our peers.
The percentage of retention performance-based RSUs for Mr. Huffman that would have been eligible to vest on February 20, 2026 will equal the product of (i) the revenue growth plus operating margin multiplier for 2025 determined under the first table below, multiplied by (ii) the relative TSR multiplier determined under the second table below.
If the revenue growth plus operating margin multiplier for 2025 was less than 100%, then an additional percentage of the retention performance-based RSUs for Mr. Huffman would become eligible to vest under this award on February 20, 2027, which will equal the excess, if any, of (A) the revenue growth plus operating margin multiplier for 2026 (or if lower, 100%) over (B) the revenue growth plus operating margin multiplier for 2025, in each case determined under the first table below.
For purposes of these awards, the revenue growth plus operating margin multiplier for a given year will be determined based on the sum of the Company’s revenue growth for that year, and the Company’s operating margin for that year, as provided in the following table:
Fiscal year revenue growth plus fiscal year operating margin	Revenue growth plus operating margin multiplier*
40%	160%
39%	125%
38%	100%
36%	75%
32%	50%
Below 32% (or in any case, if revenue growth is below 20%)	0%
*
For performance falling between two adjacent “bands” in the first column, the multiplier will be calculated by linear interpolation between (a) the two adjacent bands represented as percentages of growth plus margin and (b) the two achievement percentages set forth in the multiplier column that correspond to the two adjacent bands of percentages of growth plus margin.

For purposes of these awards, the relative TSR multiplier will be determined based on the Company’s total shareholder return for the period beginning on December 31, 2022 (measured based on the average closing price for the 20 trading days ending on that date) and ending on December 31, 2025 (measured based on the average closing price for the 20 trading days ending on that date) relative to the corresponding TSRs of the members of the S&P Software and Services Select Industry Index, expressed as a percentile, as provided in the following table:
Relative TSR percentile	Revenue TSR multiplier*
75th or higher	125%
50th	100%
25th or below	75%
*
For performance falling between two adjacent “bands” in the first column, the multiplier will be calculated by linear interpolation between (a) the two adjacent bands represented as percentiles of relative TSR and (b) the two achievement percentages set forth in the multiplier column that correspond to the two adjacent bands of percentages of growth plus margin.

For purposes of the retention performance-based PSU awards granted to Mr. Huffman, the financial performance measures had the following meanings:
Performance Measure	Meaning
Revenue growth
The sum of Company’s subscription revenue plus services revenue for the given fiscal year, divided by the sum of the Company’s subscription revenue plus services revenue for the Company’s immediately prior fiscal year; all as determined under GAAP, but excluding revenue related to acquisitions during the performance period to the extent that any such acquisition is of an entity with greater than $50M in trailing twelve-month revenue at the time of the acquisition.

Non-GAAP operating margin	The Company’s non-GAAP income from operations divided by its total revenues, as determined under GAAP.
Non-GAAP income from operations
The Company's non-GAAP income from operations means the Company’s GAAP income (loss) from operations, adjusted for: amortization of intangible assets, stock-based compensation, the change in the fair value of contingent consideration, transaction-related costs, legal settlement gains and costs, restructuring charges, impairment charges related to goodwill, impairment charges related to tangible and intangible assets, and the costs of natural disasters. To the extent the Company completes an acquisition of an entity with greater than $50 million in trailing twelve-month revenue, the revenue and transaction costs associated with that transaction shall be removed from the calculation of Revenue Growth and Non-GAAP income from operations for the purposes of calculated achievement.

Employee Benefits
Our NEOs are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) profit-sharing plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. Our eligible U.S. employees, including the NEOs, are entitled to participate on the first day of the month following the date of hire. The Section 401(k) plan includes a salary deferral arrangement under which participants may elect to defer up to 100% of their current eligible compensation up to the statutorily prescribed limit. All participants’ interests in their deferrals are 100% vested when contributed. The Section 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. In 2022, we paid discretionary matching contributions that are fully vested.
In addition, our NEOs are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. All NEOs, except for Ms. Tucker, are also eligible to participate in our employee stock purchase plan (ESPP).

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites, Special Bonuses and Other Personal Benefits
Currently, we do not view perquisites, special bonuses, or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites, special bonuses, or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes.
Employment Arrangements
We have entered into written employment offer letters with each of our NEOs, other than Mr. Ryan and Ms. Tucker, and an employment agreement with each of Mr. Ryan and Ms. Tucker. Each of these employment arrangements was approved on our behalf by the Compensation Committee or, in certain instances, by our Board. Each of these employment arrangements provides for “at will” employment and set forth the compensation arrangements for the NEO, including base salary and an annual cash bonus opportunity.
On March 5, 2023, in connection with Ms. Tucker’s transition to become Co-CEO, we entered into an employment agreement with Ms. Tucker, which supersedes her prior employment agreement. We entered into an employment agreement with Mr. Ryan at the same time on substantially the same terms. In connection with this transition, the Compensation Committee approved an increase to Ms. Tucker’s base salary in connection with her transition from Executive Chair to co-CEO. In determining this adjustment, the Compensation Committee considered a competitive market data analysis provided by Compensia.
In filling each of our executive positions, our Board or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
For information on the specific terms and conditions of the employment arrangements of the NEOs, see the discussion of “Executive Employment Arrangements” below.
Post-Employment Compensation
We entered into written participation agreements under our Change of Control and Severance Policy, or the Policy, with each of our NEOs (other than Ms. Tucker) and a written employment agreement with Ms. Tucker, providing for change of control and severance payments and benefits.
On March 5, 2023, in connection with Ms. Tucker’s transition to become Co-CEO, we entered into an employment agreement providing for post-employment compensation with Ms. Tucker, which supersedes her prior employment agreement.
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave our Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our investors.
All payments and benefits in the event of a change of control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change of control and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.
We do not use excise tax payments (or “gross-ups”) relating to a change of control of the Company and have no such obligations in place with respect to any of our NEOs.
For information on the change of control and severance agreements for the NEOs, as well as an estimate of the potential payments and benefits payable under these agreements as of the end of 2022, see “Executive Employment Arrangements” and “Potential Payments Upon Termination or Change of Control” below.
Other Compensation Policies and Practices
Policy Prohibiting Hedging or Pledging of Our Equity Securities
Our Insider Trading Compliance Policy prohibits all our employees, including our NEOs, and the members of our Board from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging our securities as collateral or holding our securities in a margin account.
Executive Stock Ownership Guidelines
In February 2020, the Compensation Committee and the Nominating and Corporate Governance Committee recommended, and our Board approved, stock ownership guidelines for our executive officers. Under these guidelines, each executive officer is expected to attain minimum levels of stock ownership equal to 1x (or 5x, in the case of the CEO and Executive Chair, if applicable) the executive officer’s annual base salary. For purposes of this requirement, shares counted toward these guidelines include any shares owned outright and in-the-money value of vested but unexercised stock options. The value for purposes of satisfying this requirement is the 90-day trailing average of the closing price of our common stock as of the last trading day of the fiscal year prior to the compliance date. Executive officers have until the later of February 2025 or, if applicable, the fifth anniversary of the date they become an executive officer or are appointed to their position to comply with these guidelines. If an executive officer does not achieve the minimum level of ownership by the executive officer’s compliance date, then 50% of the after-tax value of the executive officer’s exercised options or vested RSUs will be retained until the minimum level of ownership for the executive officer is met. As of December 31, 2022, all of our executive officers had exceeded the current guidelines.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (which ended on the 2020 annual meeting for us) currently is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, the Compensation Committee has not adopted a policy that all equity or other compensation must be deductible.
In approving the amount and form of compensation for our NEOs in the future, the Compensation Committee generally considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. The Compensation Committee may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Risk Considerations
The Compensation Committee, in cooperation with management, reviewed our 2022 compensation programs. Our Compensation Committee believes that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our Company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability.
Executive Employment Arrangements
Therese Tucker. On August 24, 2016, we entered into an employment agreement with Ms. Tucker, which remained in effect through March 5, 2023. The employment agreement had an initial term of three years from January 1, 2016 and was expected to automatically renew on each year thereafter, unless either party provided the other with at least 30 days written notice. The employment agreement automatically renewed for a one-year term on January 1, 2022. In the event of a “change in control” (as defined in Ms. Tucker’s agreement), the term would extend for an additional two years from the date of such change in control.
The employment agreement provided Ms. Tucker with an initial annual base salary of $350,000 and an on-target bonus opportunity equal to 100% of her base salary, based upon achievement of performance objectives to be determined by our Compensation Committee. Effective January 2021, in connection with her transition to Executive Chair, Ms. Tucker’s annual base salary was reduced to $328,000 and her on-target bonus opportunity was reduced to 75% of her base salary. Effective April 1, 2022, Ms. Tucker’s annual base salary was increased to $344,000.
Ms. Tucker’s employment agreement also provided that if her employment was terminated by us without “cause” (excluding by death or disability), we decided to not renew Ms. Tucker’s agreement, or Ms. Tucker resigned for “good reason” (as such terms were defined in Ms. Tucker’s agreement), Ms. Tucker would receive (i) a lump sum payment equal to 18 months of Ms. Tucker’s base salary then in effect; (ii) a lump sum payment equal to the premium costs for Ms. Tucker and her eligible dependents to continue health insurance coverage under COBRA for 18 months; (iii) a lump sum amount equal to the prorated portion of Ms. Tucker’s annual bonus for the year of termination that would have been paid to Ms. Tucker had Ms. Tucker been employed by us for the entire fiscal year of termination, based on actual performance for the year (and assuming any individual performance goals would have been met at target levels); and (iv) a lump sum amount equal to the earned but unpaid bonus for the prior fiscal year, if any.
Ms. Tucker’s employment agreement also provided that if her employment was terminated by us without “cause” (excluding by death or disability), we decided to not renew Ms. Tucker’s agreement, or Ms. Tucker resigned for “good reason” and such termination occurs in connection with, or within three months before or 24 months after a “change of control” (as such term is expected to be defined in Ms. Tucker’s agreement), Ms. Tucker would receive (i) a lump sum payment equal to 12 months of Ms. Tucker’s base salary then in effect, or, if greater, as in effect immediately prior to the change of control; (ii) a lump sum payment equal to the premium costs for Ms. Tucker and her eligible dependents to continue health insurance coverage under COBRA for 12 months; (iii) a lump sum amount equal to the earned but unpaid bonus for the prior fiscal year, if any; and (iv) 100% of the shares subject to Ms. Tucker’s outstanding company equity awards would vest and, to the extent applicable, become exercisable.
Ms. Tucker’s employment agreement also provided that if her employment was terminated due to her death or disability, Ms. Tucker would receive (i) a lump sum amount equal to the earned but unpaid bonus for the prior fiscal year, if any and (ii) a lump sum amount equal to Ms. Tucker’s target bonus, pro-rated to reflect time served in the year of termination.
Any receipt of severance benefits by Ms. Tucker was be contingent upon her execution and non-revocation of a separation agreement and release of claims against us. In the event any of the payments provided for under Ms. Tucker’s employment agreement or otherwise payable to Ms. Tucker would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, could be subject to the related excise tax under Section 4999 of the Code, she would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever resulted in the greater amount of after-tax benefits to her. Ms. Tucker’s employment agreement did not require us to provide any tax gross-up payments.
On March 5, 2023, in connection with Ms. Tucker’s transition to Co-CEO, effective as of March 6, 2023, we entered into an employment agreement with Ms. Tucker, which supersedes her prior employment agreement. Under this new employment agreement, as Co-CEO, Ms. Tucker will earn an annual base salary of $485,000 and have a target bonus of 100% of her salary. Ms. Tucker’s March 2023 employment agreement also provides for equity awards [that have been granted] with a value of $10,000,000 which are made up of 50% restricted stock units that will vest over four years, subject to Ms. Tucker’s continued full-time employment, and 50% restricted stock units that will vest on the same performance terms as awards granted to our other executives in 2023, as determined by the Compensation Committee.
Ms. Tucker’s March 2023 employment agreement provides that if her employment is terminated by us without “cause” (as such term is defined in that employment agreement) other than for death or disability, outside of the period beginning 3 months prior to a “change of control” (as such term is defined in that employment agreement) and ending 12 months following the change of control, Ms. Tucker will be eligible to receive: (i) a lump sum cash payment equal to 100% of her annual salary and (ii) reimbursement by the Company for COBRA premiums Ms. Tucker pays to maintain group health insurance benefits for herself and her dependents under COBRA for up to 12 months following the date of termination and (iii) approximately 25% of the original shares subject to each of her then-outstanding equity awards that are eligible to vest solely on the basis of continued employment will become vested and fully exercisable (if the number of unvested shares is less than the calculated number, she will only vest in the then-unvested portion).
Ms. Tucker’s March 2023 employment agreement also provides that if her employment is terminated by us during the period beginning 3 months prior to a change of control and ending 12 months following the change of control without cause other than for death or disability or she resigns for “good reason” (as defined in the that employment agreement), then she will be eligible to receive (i) a lump sum cash payment equal to 150% of her annual salary, (ii) a lump sum cash payment equal to a prorated portion of her target annual bonus for the year of termination and (iii) reimbursement by the Company for COBRA premiums she pays to maintain group health insurance benefits for herself and her dependents under COBRA for up to 18 months following the termination date, and (iv) 100% of all of her outstanding equity awards will become vested and fully exercisable effective as of the later of the date of termination or the date of the consummation of the change of control (and with respect to any Company performance-based equity awards, for which the applicable performance period has (x) been completed as of her termination date, based on actual achievement of the applicable performance objectives or (y) not been completed as of her termination date, assuming achievement of the applicable performance objectives at target).
Marc Huffman. We entered into an employment letter with Mr. Huffman in connection with his commencement of employment with us in 2018. The employment letter had no specific term and provided for “at will” employment. As of December 31, 2022, Mr. Huffman’s annual base salary was $500,000 and his annual on-target bonus opportunity was 100% of his annual base salary. This employment agreement also provided Mr. Huffman with equity awards that have been previously granted and severance and change of control payments and benefits under the Policy (described below). Mr. Huffman is also reimbursed for travel in compliance with the Company’s travel policy. Mr. Huffman received severance benefits under the Policy in connection with the termination of his employment, effective March 6, 2023 (described below).
Mark Partin. We entered into an employment letter with Mr. Partin. The employment letter has no specific term and provides for “at-will” employment. As of December 31, 2022, Mr. Partin’s annual base salary was $410,000 and his annual on-target bonus opportunity was 70% of his annual base salary.
Karole Morgan-Prager. We entered into an employment letter with Ms. Morgan-Prager. The employment letter has no specific term and provides for “at-will” employment. As of December 31, 2022, Ms. Morgan-Prager’s annual base salary was $390,000 and her annual on-target bonus opportunity was 50% of her annual base salary.
Mark Woodhams. We entered into an employment letter with Mr. Woodhams. The employment letter has no specific term and provides for “at-will” employment. As of December 31, 2022, Mr. Woodhams' annual base salary was $400,000 and his annual on-target bonus opportunity was 100% of his annual base salary.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the section titled “Executive Compensation” (the “Executive Compensation Disclosure”), including, without limitation, the disclosure under the heading “Compensation Discussion and Analysis,” summary executive compensation tables and related narrative information included in this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board that the section titled “Executive Compensation Disclosure” be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Respectfully submitted by the members of the Compensation Committee of the Board:
Mika Yamamoto (Chair)
Kevin Thompson
Thomas Unterman
Amit Yoran
This Compensation Committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by BlackLine under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent BlackLine specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

Summary Compensation Table
The following table presents information concerning the total compensation of our NEOs for services rendered to us in all capacities during the years ended December 31, 2022, 2021, and 2020.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Performance Stock Awards ($)(1)(3)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Therese Tucker Co-CEO and Former Executive Chair	2022	340,000	4,935,302	—	—	211,570	—	5,486,872
	2021	328,000	2,087,842	—	2,006,179	283,555	1,567	4,707,143
	2020	401,250	3,831,510	—	3,837,376	366,559	1,000	8,437,695
Marc Huffman Former President and Former Chief Executive Officer	2022	493,750	4,935,302	16,020,535	—	410,020	12,300	21,871,907
	2021	475,000	2,504,964	—	2,505,522	547,514	13,686	6,046,686
	2020	374,792	1,565,385	—	1,567,601	344,208	12,400	3,864,386
Mark Partin Chief Financial Officer	2022	405,000	6,184,024	822,651	—	235,351	12,200	7,659,226
	2021	387,500	1,252,482	—	1,252,761	269,723	13,889	3,176,355
	2020	375,625	3,005,128	—	3,009,542	203,842	12,400	6,606,537
Karole Morgan-Prager Chief Legal and Administrative Officer	2022	385,000	3,937,668	427,706	—	159,908	32,552	4,942,834
	2021	367,500	710,446	—	710,086	213,242	495,437	2,496,711
	2020	357,083	1,001,709	—	1,003,181	160,928	387,913	2,910,814
Mark Woodhams Chief Revenue Officer	2022	391,667	3,391,807	493,530	—	328,016	12,200	4,617,220
	2021	380,000	835,360	—	835,515	438,012	33,723	2,522,610
(1)
The amounts in this column represent the aggregate grant date fair value of stock and option awards as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 or ASC 718. The assumptions used in calculating the grant date fair value of the awards reported in these columns are set forth in Note 2 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2022. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of the RSUs granted to our NEOs in fiscal 2020, 2021, and 2022.
(3)
The amounts reported in the Performance Stock Awards Column reflect the aggregate grant date fair value of the PSUs granted to our NEOs in fiscal 2022, including a second award of PSUs granted to Mr. Huffman in fiscal 2022, as computed in accordance with ASC Topic 718. For fiscal 2022, the estimated fair value of PSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which the PSUs were granted for accounting purposes. PSUs vest upon achievement of corporate performance goals. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The grant date fair value of the fiscal 2022 PSUs assuming that the highest level of performance is achieved under the applicable performance measures is presented below. For Mr. Huffman, the maximum value assumes the highest level of performance under all performance awards granted in fiscal 2022. The estimated grant date fair value for these PSUs presented in the table above is different from (and lower than) the maximum value set forth below. These amounts do not necessarily correspond to the actual value recognized by our NEOs.
Name	Maximum Value of 2022 PSUs
Therese Tucker	N/A
Marc Huffman	$31,218,533 (aggregate value of all PSU awards)
Mark Partin	$1,233,977
Karole Morgan-Prager	$641,559
Mark Woodhams	$740,295
(4)	The amounts in this column represent annual incentives earned under our bonus plans for the applicable fiscal year.
(5)
In 2022, this amount consists of: (a) for Messrs. Huffman, Partin and Woodhams and Ms. Morgan-Prager, 401(k) plan matching contributions in the amount of $12,200 each; (b) for Ms. Morgan-Prager, $11,855 in tax equalization payments related to her service in the United Kingdom at our request and $8,497 tax gross up associated with such tax equalization costs; and (c) for Mr. Huffman, $100 in taxable fringe benefits.

Grants of Plan-Based Awards During 2022
The following table presents information regarding grants of plan-based awards made to our NEOs during 2022:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Securities Underlying Restricted Stock Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Therese Tucker	N/A		258,000
	4/4/2022(3)							65,230	4,935,302

Marc Huffman	N/A		500,000
	4/4/2022(3)							65,230	4,935,302
	4/4/2022(4)					21,743	32,615		1,645,075
	12/30/2022(5)					189,400	378,800		14,375,460

Mark Partin	N/A		287,000
	4/4/2022(3)							32,620	2,468,029
	4/4/2022(4)					10,873	16,310		822,651
	12/30/2022(6)							55,240	3,715,995

Karole Morgan-Prager	N/A		195,000
	4/4/2022(3)							16,960	1,283,194
	4/4/2022(4)					5,653	8,480		427,706
	12/30/2022(6)							39,460	2,654,474

Mark Woodhams	N/A		400,000
	4/4/2022(3)							19,570	1,480,666
	4/4/2022(4)					6,523	9,785		493,530
	12/30/2022(6)							28,410	1,911,141
(1)
Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under our 2022 Bonus Plan, as in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements – 2022 Bonus Plan Performance Matrix” and “—2002 Bonus Plan Decisions.”

(2)
The amount in this column represents the aggregate grant date fair value of stock and option awards as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. The fair value value of the PSUs is calculated based on target shares. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 2 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)
Reflects the award of Time-Based RSUs for such NEOs as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements – Annual Long Term Incentive Awards.”

(4)
Reflects the award of performance-based RSUs at the threshold, target and maximum award levels for the 2022 performance-based RSUs scheduled to vest on February 20, 2023 as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2022 Performance-Based Restricted Stock Unit Performance Matrix”. Further information on the threshold, target, maximum, and actual award level achievement of this PRSU award as well as descriptions of the performance goals for this PRSU award is available in such section and the section “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—2022 Performance-Based Restricted Stock Unit Performance Decisions.”

(5)
Reflects the award of performance-based RSUs at the threshold, target and maximum award levels for the Retention Long Term Equity Awards granted to Mr. Huffman as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements—Retention Long-Term Equity Awards” and “—Retention Performance-Based Restricted Stock Unit Performance Matrix.” Further descriptions of the performance goals for this performance-based RSU award is available in such section.

(6)
Reflects the award of RSUs for such NEOs as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Individual Compensation Elements – Retention Long-Term Equity Awards.”

Outstanding Equity Awards at Year-End
The following table presents information concerning all outstanding equity awards held by each of our NEOs as of December 31, 2022:
		Option Awards				Stock Awards
Named Executive Officer	Grant Date(1)	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested ($)(2)
Therese Tucker	10/17/2016(3)	96,560	—	14.00	10/16/2026
	3/6/2018(4)	95,080	—	44.41	3/5/2028
	5/15/2019(5)	93,065	6,205	48.65	5/15/2029
	5/15/2019(6)					2,953	198,648
	4/15/2020(7)	91,230	54,740	57.11	4/15/2030
	4/15/2020(8)					25,160	1,692,513
	3/6/2021(9)	20,395	20,395	111.53	3/6/2031
	3/6/2021(10)					9,360	629,647
	4/4/2022(11)					65,230	4,388,022
Marc Huffman	2/13/2018(12)	187,100	—	33.13	2/12/2028
	5/15/2019(5)	31,135	3,460	48.65	5/15/2029
	5/15/2019(6)					1,647	110,794
	4/15/2020(7)	37,268	22,362	57.11	4/15/2030
	4/15/2020(8)					10,280	691,536
	3/6/2021(13)	21,411	27,529	111.53	3/6/2031
	3/6/2021(14)					12,634	849,889
	4/4/2022(15)					65,230	4,388,022
	4/4/2022(16)					21,743	1,462,652
	12/30/2022(17)					189,400	12,740,938
Mark Partin	3/30/2015(18)	137,676	—	14.00	3/29/2025
	10/17/2016(19)	48,280	—	14.00	10/16/2026
	3/6/2018(4)	56,760	—	44.41	3/5/2028
	5/15/2019(5)	60,890	4,060	48.65	5/15/2029
	5/15/2019(6)					1,933	130,033
	4/15/2020(7)	71,550	42,930	57.11	4/15/2030
	4/15/2020(8)					19,733	1,327,439
	3/6/2021(13)	10,705	13,765	111.53	3/6/2031
	3/6/2021(14)					6,318	425,012
	4/4/2022(15)					32,620	2,194,347
	4/4/2022(16)					10,873	731,427
	12/30/2022(20)					55,240	3,715,995
Karole Morgan-Prager	10/17/2016(19)	117,260	—	14.00	10/16/2026
	3/6/2018(4)	28,300	—	44.41	3/5/2028
	5/15/2019(5)	24,000	1,600	48.65	5/15/2029
	5/15/2019(6)					762	51,260
	4/15/2020(7)	23,850	14,310	57.11	4/15/2030
	4/15/2020(8)					6,578	442,502
	3/6/2021(13)	6,067	7,803	111.53	3/6/2031
	3/6/2021(14)					3,584	241,096
	4/4/2022(15)					16,960	1,140,899
	4/4/2022(16)					5,653	380,277
	12/30/2022(20)					39,460	2,654,474
Mark Woodhams	8/7/2018(21)	89,093		49.04	8/7/2028
	5/15/2019(5)	31,781	2,119	48.65	5/15/2029
	5/15/2019(6)					1,009	67,875
	4/15/2020(7)	23,850	14,310	57.11	4/15/2030
	4/15/2020(8)					6,578	442,502
	3/6/2021(13)	7,140	9,180	111.53	3/6/2031
	3/6/2021(14)					4,214	283,476
	4/4/2022(15)					19,570	1,316,474
	4/4/2022(16)					6,523	438,802
	12/30/2022(20)					28,410	1,911,141
(1)	Each of the outstanding equity awards was granted pursuant to our 2014 Equity Incentive Plan, or 2014 Plan or 2016 Plan, as applicable.

(2)	These market values are determined by multiplying the number of shares by the fair market value per share of common stock on December 31, 2022 (the last trading day of 2022), or $67.27.
(3)
Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (January 1, 2016), subject to continued service with us through each applicable vesting date. At December 31, 2022, all shares were vested.

(4)
Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2018), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date. At December 31, 2022, all shares were vested.

(5)
Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2019), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(6)
Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2019) and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(7)
Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (May 20, 2020), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(8)
Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (May 20, 2020) and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(9)	Fifty percent (50%) of the shares underlying this option vest on each of February 20, 2022 and February 20, 2023, subject to continued service with us through each vesting date.
(10)	Fifty percent (50%) of the shares underlying this RSU award vest on each of February 20, 2022 and February 20, 2023, subject to continued service with us through each vesting date.
(11)	Fifty percent (50%) of the shares underlying this RSU award vest February 20, 2023 and February 20, 2024, subject to continued service with us through each vesting date.
(12)
Twenty-five percent (25%) of the shares vest on each of the first four anniversaries of the vesting commencement date (February 13, 2018), subject to Mr. Huffman’s continued service with us through each vesting date. At December 31, 2022, all shares were vested.

(13)
Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2021), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(14)
Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2021) and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(15)
Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2022), and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each applicable vesting date.

(16)
Reflects one-third of the total number of shares underlying this PSU award. One-third of the total number of shares will vest on each of February 20, 2023, February 20, 2024 and February 20, 2025, in each case subject to the satisfaction of applicable performance-based conditions for the calendar year preceding the vesting date, which performance based conditions will be determined on an annual basis, and in each case subject to continued service with us through each applicable vesting date. Please refer to the section titled “2022 Performance-Based Restricted Stock Unit Performance Matrix” above. The grant date and performance-based conditions for calendar year 2023 and calendar year 2025 have not yet been established. If the full amount was granted on April 4, 2022 for each of Mr. Huffman, Mr. Partin, Ms. Morgan-Prager and Mr. Woodhams, the value of such awards at December 31, 2022 would be, $4,388,022, $2,194,347, $1,140,899, and $1,316,474, for Mr. Huffman, Mr. Partin, Ms. Morgan-Prager and Mr. Woodhams, respectively.

(17)
Subject to the terms of the underlying award agreement, this RSU award is eligible to vest as to zero to 200% of the shares underlying this PSU award on February 20, 2026 based on the results of performance against specified performance criteria and subject to continued service with us through each applicable vesting date.

(18)
Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (January 20, 2015), subject to continued service with us through each applicable vesting date. At December 31, 2022, all shares were vested.

(19)
Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (September 27, 2016), subject to continued service with us through each applicable vesting date. At December 31, 2022, all shares were vested.

(20)
Two-thirds of the shares underlying this RSU award vest on the two-year anniversary of the vesting commencement date (November 20, 2022) and one-third of the shares underlying this RSU award will vest on the third anniversary of the vesting commencement date, subject to continued service with us through each vesting date.

(21)
Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (September 27, 2016), subject to continued service with us through each applicable vesting date. At December 31, 2022, all shares were vested.

(22)
Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (August 20, 2018) and 1/16th of the shares subject to this option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

Stock Option Exercises and Stock Awards Vested During 2022
The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2022 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the stock options.
	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Therese Tucker	—	—	40,797	2,853,824
Marc Huffman	—	—	73,263	5,455,262
Mark Partin	—	—	27,499	1,909,902
Karole Morgan-Prager	—	—	11,066	770,163
Mark Woodhams	—	—	23,940	1,691,515
(1)	Reflects the aggregate number of shares of common stock underlying the stock options that were exercised in 2022.
(2)
Calculated by multiplying (i) the difference between (x) the sale price for shares of common stock sold concurrently with the exercise of an option, and if not, the fair market value of common stock on the option exercise date, which was determined using the closing price on NASDAQ of a share of common stock on the option exercise date, and (y) the exercise price of the option, by (ii) the number of shares of common stock acquired upon exercise.

Potential Payments Upon Termination or Change of Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2022, the last day of our fiscal year .
Named Executive Officer	Qualifying Termination Not in Connection with a Change of Control ($)	Termination Due to Death or Disability ($)	Qualifying Termination in Connection with a Change of Control ($)(1)
Therese Tucker
Cash severance(2)	757,469	258,000	363,932
Continued health coverage	—	—	—
Accelerated equity vesting(3)	—	—	7,580,526
Marc Huffman
Cash severance(4)	500,000	—	750,000
Continued health coverage(5)	16,287	—	24,147
Accelerated equity vesting(3)	—	—	23,460,824
Mark Partin
Cash severance(6)	205,000	—	410,000
Continued health coverage(5)	13,524	—	26,733
Accelerated equity vesting(3)	—	—	10,498,939
Karole Morgan-Prager
Cash severance(6)	195,000	—	390,000
Continued health coverage(5)	4,053	—	8,012
Accelerated equity vesting(3)	—	—	5,846,312
Mark Woodhams
Cash severance(6)	200,000	—	400,000
Continued health coverage(5)	11,745	—	23,216
Accelerated equity vesting(3)	—	—	5,522,787
(1)
A qualifying termination of employment is considered “in connection with a change of control” if such termination occurs within the period commencing three (3) months before and ending twelve (12) months (or twenty-four (24) months for Ms. Tucker) after a “change of control”.

(2)
These estimates of cash severance payable to Ms. Tucker include: for termination upon a qualifying termination not in connection with a change of control, lump sum payments of 18 months of base salary and COBRA premium costs and prorated annual bonus for the year of termination; for termination due to death or disability, a prorated annual bonus for the year of termination; and for a qualifying termination in connection with a change of control, lump sum payments of 12 months of base salary and COBRA premium costs.

(3)
For purposes of valuing accelerated vesting, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between $67.27, the closing price of a share of our common stock on December 31, 2022 (the last trading day of 2022), and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, with respect to time-based RSUs, $67.27 multiplied by the number of unvested RSUs accelerated, and, with repsect to performance-based PSUs, $67.27 multiplied by the number of PSUs for which performance conditions would be satisfied, or for which time-based vesting requirements would be accelerated.

(4)
These estimates of cash severance payable to Mr. Huffman include: for termination upon a qualifying termination not in connection with a change of control, a lump sum payment of 12 months of base salary; and for a qualifying termination in connection with a change of control, a lump sum payment of 18 months of base salary.

(5)	These estimates of continued health coverage reflect the present value of monthly COBRA premium payments for the applicable severance period.
(6)
These estimates of cash severance payable to Mr. Partin, Ms. Morgan-Prager and Mr. Woodhams include: for termination upon a qualifying termination not in connection with a change of control, a lump sum payment of 6 months of base salary; and for a qualifying termination in connection with a change of control, a lump sum payment of 12 months of base salary.

Therese Tucker
We entered into an employment agreement with Ms. Tucker that provides for change of control and severance benefits under certain circumstances. See “Executive Employment Arrangements—Therese Tucker” for further details.
Marc Huffman, Mark Partin, Karole Morgan-Prager, and Mark Woodhams
On May 12, 2022, our Compensation Committee conducted a periodic review of the severance and change in control protections provided to our NEOs other than Ms. Tucker under the Change of Control and Severance Policy. Based on such review, conducted with Compensia, the committee made certain modifications to such protections to align them with protections provided at compensation peer companies.
For Mr. Huffman, upon a qualifying termination in connection with a change of control, his cash severance would increase from six months of base salary to 18 months of base salary and his benefits continuation protection would increase from six months to 18 months. In addition, the change of control protection period for Mr. Huffman was extended to include a three-month period prior to the change of control. Upon a qualifying termination outside of the change of control period, his cash severance would increase from six months of his base salary to 12 months of his base salary and his benefits continuation protection period would increase from six months to 12 months. No changes were made to provide increased equity acceleration.
For the Company's NEOs other than Ms. Tucker and Mr. Huffman, upon a qualifying termination in connection with a change of control, the NEO's cash severance will increase from six months of base salary to 12 months of base salary, and benefits continuation protection will increase from six months to 12 months. No changes were made to benefits for a qualifying termination outside of the change of control period, and no changes were made to provide increased equity acceleration.
After the modifications to the Policy on May 12, 2022, the Policy provides for the following change of control and severance benefits for our NEOs and other key employees, other than Ms. Tucker:
If we terminate an executive officer’s employment other than for “cause,” death or “disability” or such participant resigns for “good reason” during the period from the period beginning on (or for Mr. Huffman, three months prior to) a “change of control” (as such terms are defined in the Policy) and ending 12 months following a change of control (the “change of control period”), such executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•
100% of the executive officer’s then-outstanding and unvested equity awards granted in 2020 through 2022 or in connection with his or her hiring or promotion, as applicable, will become fully vested and exercisable and any applicable performance goals will be deemed achieved at 100% of target levels;

•
A lump sum cash amount equal to one year (or for Mr. Huffman, 18 months) of the executive officer’s base salary in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the executive officer’s annual base salary in effect immediately prior to such reduction) or the change of control, whichever is greater; and

•
Payment or reimbursement of continued health coverage for the executive officer and the executive officer’s eligible dependents under COBRA for a period of up to 12 months (or for Mr. Huffman, 18 months) or a taxable lump sum payment in lieu of payment or reimbursement, as applicable.

If we terminate an executive officer’s employment other than for “cause,” death, or “disability” outside of the applicable change of control period, such executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•	A lump sum cash amount equal to six months (or for Mr. Huffman, 12 months) of the executive officer’s base salary in effect immediately prior to the termination; and
•
Payment or reimbursement of continued health coverage for the executive officer and the executive officer’s eligible dependents under COBRA for a period of up to six months (or for Mr. Huffman, 12 months) or a taxable lump sum payment in lieu of payment or reimbursement, as applicable.

To receive the severance benefits upon a qualifying termination, an executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Policy. If any of the payments provided for under the Policy or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then the executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him or her. The Policy does not require us to provide any tax gross-up payments to any executive officer.
On March 5, 2023, we entered into a separation agreement and release with Mr. Huffman in connection with his separation from the Company, effective as of March 6, 2023. Because Mr. Huffman’s separation was a termination without cause under the Policy, in accordance with Mr. Huffman’s existing rights under the Policy for a termination without cause, that separation agreement provides for payment of 12 months of salary and continuation of benefits for 12 months, as well as accrued compensation through the date of Mr. Huffman’s departure. In addition, pursuant to that separation agreement, Mr. Huffman has agreed to provide certain consulting services for 12 months following the end of his employment with the Company during which time his time-based equity awards will continue to vest based on the original terms of such awards and he will be paid $80,000 in consulting fees.
Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any non-stockholder approved equity compensation plans.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,029,489(1)	$44.98(2)	17,348,731(3)
Equity compensation plans not approved by security holders	—	—	—
Total	5,029,489	$44.98	17,348,731
(1)
The amount consists of (i) 2,431,255 options to purchase shares of our common stock under our 2016 Plan and 2014 Plan that contain service-only vesting conditions; (ii) 2,201,594 shares subject to outstanding RSUs; (iii) 207,240 shares subject to outstanding RSUs with service and performance conditions; and (iv) 189,400 shares subject to outstanding RSUs with service, performance, and market conditions.

(2)
Indicates a weighted average price for outstanding options to purchase 2,431,255 shares of our common stock under our 2016 Plan and 2014 Plan that contain service-only vesting conditions and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(3)
Consists of 16,421,759 shares of our common stock reserved for issuance under our 2016 Plan and 926,972 shares of our common stock reserved for issuance under our 2018 Employee Stock Purchase Plan. Our 2016 Plan provides that on the first day of each fiscal year beginning with the 2017 fiscal year, the number of shares of our common stock available for issuance thereunder will be increased in an amount equal to the least of (i) 6,196,000 shares, (ii) 5% of the total number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year or (iii) a lower number of shares determined by our Board or a committee thereof. On January 1, 2023, the number of shares of our common stock reserved for issuance under our 2016 plan increased by 3,000,841 shares pursuant to this provision. This increase is not reflected in the table above.

CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on November 1, 2022 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure (CACM)
Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: a) annual base pay, b) annual target cash incentive opportunity, and c) the estimated grant date fair value for equity awards granted as of November 1, 2022. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of November 1, 2022, and annualized the compensation values of individuals that joined our Company during 2022. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.
Methodology and Pay Ratio
After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation as calculated using Summary Compensation Table requirements was $187,628. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $21,871,907. Therefore, our CEO Pay Ratio for 2022 is approximately 117 to 1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Pay Versus Performance
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules, however, additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis”.
The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other NEOs for each year from 2020 to 2022, compared to our total shareholder return (TSR) from December 31, 2019 through the end of each such year, and our net income and revenue for each such year.
Year	Summary Compensation Table Total for PEO(1)(2)	Compensation Actually Paid to PEO(1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(5)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)(8)	Revenue (in millions)(9)
					Total Shareholder Return(6)	S&P Software & Services Select Index Total Shareholder Return(7)
2022	$21,871,907	$14,430,973	$5,676,538	$1,071,621	$130	$109	$(29)	$523
2021	$6,046,686	$(706,678)	$3,169,239	$(2,564,663)	$201	$165	$(115)	$426
2020	$8,437,695	$34,909,416	$4,066,289	$20,466,019	$259	$153	$(47)	$352

(1)	Our PEO for 2020 was Therese Tucker. Our PEO for 2021 and 2022 was Marc Huffman, who succeeded Ms. Tucker as our Chief Executive Officer as of January 1, 2021.
(2)	Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.
(3)
Represents the compensation actually paid to our PEO in each listed year. Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year. This dollar amount is derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC's rules, as shown in the table below.

	2022	2021	2020
Summary compensation table total	$21,871,907	$6,046,686	$8,437,695
Subtract grant date fair value of option awards and stock awards granted in fiscal year	(20,955,837)	(5,010,486)	(7,668,886)
Add fair value at fiscal year-end of outstanding and unvested option awards and stock awards granted in fiscal year	20,226,134	4,627,638	22,447,884
Adjust for change in fair value of outstanding and unvested option awards and stock awards granted in prior fiscal years	(2,139,424)	(5,223,682)	9,394,923
Add fair value at vesting of option awards and stock awards granted in fiscal year that vested during fiscal year	—	—	—
Adjust for change in fair value as of vesting date of option awards and stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	(4,571,807)	(1,146,834)	2,297,800
Subtract fair value as of prior fiscal year-end of option awards and stock awards granted in prior fiscal years that failed to meet applicable vesting conditions during fiscal year	—	—	—
Compensation actually paid	$14,430,973	$(706,678)	$34,909,416
*
The assumptions used for determining the fair values of outstanding and unvested option awards shown in this table are different from those used to determine the fair values disclosed as of the grant date of such awards. The assumptions used for determining fair values shown in this table are:

	2022	2021	2020
Expected life (in years)	3.66 - 5.42 years	3.73 - 5.52 years	4.28 - 5.76 years
Volatility	52.17 - 59.47%	51.23 - 54.18%	46.73 - 55.99%
Risk-free rate	1.75 - 4.10%	0.39 - 2.33%	0.24 - 1.96%
Expected dividend yield	0%	0%	0%

(4)
Represents the average of the total compensation paid to each of our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of our NEOs other than our PEO for each such year are listed in the table below.

2022	2021	2020
Therese Tucker	Therese Tucker	Marc Huffman
Mark Partin	Mark Partin	Mark Partin
Karole Morgan-Prager	Peter Hirsch	Karole Morgan-Prager
Mark Woodhams	Mark Woodhams	Peter Hirsch
(5)
This figure is the average of compensation actually paid for our NEOs other than our PEO in each listed year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC's rules as shown in the table below.

	2022	2021	2020
Summary compensation table total	$5,676,538	$3,169,239	$4,066,289
Subtract grant date fair value of option awards and stock awards granted in fiscal year	(5,048,172)	(2,485,254)	(3,377,093)
Add fair value at fiscal year-end of outstanding and unvested option awards and stock awards granted in fiscal year	4,717,965	2,314,313	9,885,146
Adjust for change in fair value of outstanding and unvested option awards and stock awards granted in prior fiscal years	(1,995,550)	(3,522,839)	8,020,865
Add fair value at vesting of option awards and stock awards granted in fiscal year that vested during fiscal year	—	—	—
Adjust for change in fair value as of vesting date of option awards and stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	(2,279,160)	(2,040,122)	1,870,812
Subtract fair value as of prior fiscal year-end of option awards and stock awards granted in prior fiscal years that failed to meet applicable vesting conditions during fiscal year	—	—	—
Compensation actually paid	$1,071,621	$(2,564,663)	$20,466,019
*
The assumptions used for determining the fair values of outstanding and unvested option awards shown in this table are different from those used to determine the fair values disclosed as of the grant date of such awards. The assumptions used for determining fair values shown in the table are:

	2022	2021	2020
Expected life (in years)	3.64 - 5.42 years	3.77 - 5.52 years	3.81 - 5.76 years
Volatility	52.17 - 59.47%	51.23 - 54.16%	46.69 - 55.99%
Risk-free rate	1.72 - 4.10%	0.46 - 2.33%	0.19 - 2.06%
Expected dividend yield	0%	0%	0%
(6)
Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.

(7)
The peer group used is the S&P Software & Services Select index, as used in the Company's performance graph in our annual report. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.

(8)	The dollar amounts reported are the Company's GAAP net income reflected in the Company's audited financial statements.
(9)	In the Company's assessment, GAAP revenue is the most important financial performance measure (other than stock price) used by the Company in 2022 to link compensation actually paid to performance.
Tabular List of Performance Measures
The list below includes the financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our NEOs, for 2022, to Company performance.
Performance Measure8:
•	Revenue
•	Non-GAAP Net Income
•	Annualized Recurring Revenue (ARR)
•	Stock Price

[8]	Please see Appendix A to this proxy statement for reconciliation of non-GAAP financial measures to GAAP financial measures.

Description of Relationships Between Compensation Actually Paid and Performance
Compensation Actually Paid, as determined under rules adopted pursuant to the Dodd-Frank Act and reflected in the Pay Versus Performance table above (“CAP”) for our CEOs, and cumulative total shareholder return, were both lower in 2022 and 2021 relative to 2020. Our CEO CAP was higher in 2022 than in 2021, while our cumulative TSR was lower in 2022 than in 2021, but this was largely due to the year-end fair value of performance-based equity awards (including retention awards) granted to Mr. Huffman in 2022. As disclosed above under the Section titled “Compensation Discussion and Analysis – Individual Compensation Elements – Long-Term Equity Compensation,” because Mr. Huffman’s employment terminated effective March 6, 2023, he forfeited the majority of these awards (including all such retention awards).
Our average NEO CAP was also lower in 2022 and 2021 relative to 2020, but, in contrast to our CEO CAP, our average NEO CAP saw a smaller increase from 2021 to 2022. This smaller increase is also largely due to our 2022 grants of retention awards. Our average NEO CAP figures also reflect that the NEOs included in each year, as determined under the relevant rules, are different in each of the disclosed years.
During the three-year period covered by this disclosure, our cumulative TSR measured for each disclosed year outperformed the cumulative TSR of the S&P 500 Software & Services Select Index measured on the same basis.
Our net income was lower in 2021 relative to 2020 and then increased in 2022 so that net income in 2022 was higher relative to each of 2021 and 2020. These changes are directionally aligned with changes in our CEO CAP and average NEO CAP over these years.
Our revenue increased each year from 2020 to 2022. These increases are not directionally aligned with overall decreases in our CEO CAP and average NEO CAP from 2020 to 2022, but are directionally aligned with increases in our CEO CAP and average NEO CAP from 2021 to 2022.

RELATED PERSON TRANSACTIONS
Related Person Transactions
The following is a summary of transactions since January 1, 2022 to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, nominees for director, promoters or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement titled “Compensation Discussion and Analysis.”
Stockholders’ Agreement
We are party to the Stockholders’ Agreement, which contains specific rights, obligations and agreements of our Stockholder Parties as owners of our common stock. In addition, the Stockholders’ Agreement contains provisions related to the composition of our Board, which are discussed under the section titled “Board of Directors and Corporate Governance-Composition of the Board.”
Voting Agreement
Under the Stockholders’ Agreement, our Stockholder Parties have agreed to take all necessary action, including casting all votes to which such existing owners are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our Board and its committees complies with (and includes all of the nominees in accordance with) the provisions of the Stockholders’ Agreement related to the composition of our Board, which are discussed under the section titled “Board of Directors and Corporate Governance-Composition of the Board.”
Registration Rights Agreement
We are party to an Amended and Restated Registration Rights Agreement with our Stockholder Parties, dated as of October 27, 2016, or the Registration Rights Agreement. Under the Registration Rights Agreement Ms. Tucker is entitled to certain S-3 registration rights and we will be required to pay the registration expenses (other than underwriting discounts and commissions and stock transfer taxes) of the shares registered. The registration rights have terminated as to the other parties. We filed one shelf registration statement on Form S-3 in 2017 for the sale of 33,738,329 shares of our common stock then held by our Stockholder Parties and for the sale of up $100,000,000 of any combination of our common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights and units. This registration statement was declared effective by the SEC on November 17, 2017.
The registration rights described above apply to (i) shares of our common stock held by Ms. Tucker and her affiliates, and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, or Registrable Securities. These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, any Registrable Securities held by a person will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.
We have purchased and intend to maintain insurance on behalf of each and any person who is or was one of our directors or officers against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Policies and Procedures for Related Party Transactions
In connection with our initial public offering, our Audit Committee and our Board approved a Related Party Transactions Policy which provides that our Audit Committee is responsible for reviewing and approving any related party transaction, taking into account whether the transaction is on an arms-length basis, whether there are business reasons for the transaction, whether the transaction would impair a director’s independence and whether the related party transaction would present an improper conflict of interest. The Related Party Transaction Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Our full Board (with any interested director recusing him or herself) reviewed and approved our related party transactions prior to our initial public offering and following our initial public offering, our Audit Committee will approve all of our related party transactions.
We believe that we have executed all the transactions described above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future related party transactions are approved by our Audit Committee, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

SECURITY OWNERSHIP
The following table sets forth the beneficial ownership of our capital stock as of March 1, 2023 by:
•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors and nominees for director; and
•	all executive officers and directors as a group.
Applicable percentage ownership is based on 60,335,407 shares of our common stock outstanding at March 1, 2023. Shares of common stock issuable upon the exercise of stock options exercisable or pursuant to RSUs that are subject to vesting conditions within 60 days of March 1, 2023, are deemed to be outstanding and beneficially owned by the person holding the options, or the RSUs, for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Unless otherwise indicated in the footnotes below, each stockholder named in the following table possesses sole voting and investment power over the shares listed. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise noted below, the address of each person listed on the table is c/o BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, CA 91367.
	Common Stock
Name of Beneficial Owner	Number	Percent
Greater than 5% Stockholders:
Funds Affiliated with Clearlake(1)	5,712,300	9.60%
Funds Affiliated with Vanguard(2)	5,332,091	8.92%
Funds Affiliated with BlackRock(3)	3,965,756	6.60%
Named Executive Officers and Directors:
Marc Huffman(4)	335,849	*
Karole Morgan-Prager(5)	227,648	*
Mark Partin(6)	436,379	*
Brunilda Rios	—	*
Owen Ryan(7)	13,185	*
Kevin Thompson(8)	13,108	*
Therese Tucker(9)	4,729,330	7.78%
Thomas Unterman(10)	99,182	*
Sophia Velastegui(11)	5,576	*
Barbara Whye(12)	1,977	*
Mark Woodhams(13)	182,239	*
Mika Yamamoto(14)	8,308	*
Amit Yoran	—	*
All current directors and executive officers as a group (14 people)(15)	6,146,803	9.93%
*	Represents beneficial ownership of less than 1%.
(1)
Based on a Schedule 13G filed February 14, 2023, by Clearlake Capital Group, L.P., or Clearlake. Clearlake may be deemed to be the beneficial owner of 5,712,300 shares of common stock, over which it has (i) sole dispositive power over 0 shares, (ii) shared dispositive power of 5,712,300 shares, (iii) sole voting power over 0 shares and (iv) shared voting power over 5,712,300 shares. Pursuant to the Schedule 13G, the shares are held for the account of Clearlake Capital Partners VII Finance, L.P., a Delaware limited partnership (“Clearlake Capital Partners VII”). Clearlake Capital Group serves as the investment adviser and general partner to Clearlake Capital Partners VII. Jose Enrique Feliciano and Behdad Eghbali are Managing Partners of Clearlake Capital Group.

(2)
Based on a Schedule 13G filed February 9, 2023, by The Vanguard Group, or Vanguard, 100 Vanguard Blvd., Malvern, PA 19355, Vanguard may be deemed to be the beneficial owner of 5,332,091 shares of common stock, over which it has (i) sole dispositive power over 5,182,943 shares held by Vanguard, (ii) shared dispositive power over 149,148 shares and (iii) shared voting power over 94,442 shares.

(3)
Based on a Schedule 13G filed February 1, 2023, by BlackRock, Inc., or BlackRock, 55 East 52nd Street, New York, NY 10055. BlackRock may be deemed to be the beneficial owner of 3,965,756 shares of common stock, over which it has (i) sole dispositive power over 3,965,756 shares held by BlackRock, (ii) shared dispositive power over 0 shares, (iii) sole voting power over 3,880,391 shares and (iv) shared voting power over 0 shares.

(4)	Includes (i) 48,689 shares of common stock held by Mr. Huffman and (ii) 287,160 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2023.
(5)	Includes (i) 23,319 shares of common stock held by Ms. Morgan-Prager and (ii) 204,329 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2023.
(6)	Includes (i) 62,774 shares of common stock held by Mr. Partin and (ii) 373,605 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2023.
(7)	Includes (i) 10,311 shares of common stock held by Mr. Ryan and (ii) 2,874 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2023.
(8)	Includes (i) 8,712 shares of common stock held by Mr. Thompson and (ii) 4,396 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2023.
(9)
Includes (i) 1,509,881 shares of common stock held by the Brian and Therese Tucker Living Trust dated 12/19/2014, (ii) 874,128 shares of common stock held by the Tucker Legacy Trust dated 12/30/2014, (iii) 577,200 shares of common stock held by the Isaac Tucker 2012 Irrevocable Gift Trust, (iv) 577,200 shares of common stock held by the Roseanna Tucker 2012 Irrevocable Gift Trust, (v) 250,916 shares of common stock held by the Tucker-Seimetz Safety Net Trust dated 09/28/2015, (vi) 54,074 shares of common stock held by the Claire Seimetz 2015 Trust dated 9/28/2015, (vii) 100,178 shares of common stock held by the Tucker Family CLAT, (viii) 129,897 shares of common stock held by the Tucker Legacy Trust II, (ix) 100,178 shares of common stock held by the Brian & Therese Tucker Charitable Remainder Trust, (x) 123,625 shares of common stock held by Therese Tucker, and (xi) 432,053 shares of common stock subject to options which are exercisable within 60 days of March 1, 2023. Ms. Tucker has shared voting and investment power over 1,409,193 shares.

(10)	Includes (i) 50,000 shares of common stock held by ETU Rustic Canyon Trust of which Mr. Unterman is the trustee and (ii) 49,182 shares of common stock held by Mr. Unterman.
(11)	Includes 5,576 shares of common stock held by Ms. Velastegui.
(12)	Includes 1,977 shares of common stock held by Ms. Whye.
(13)	Includes (i) 24,851 shares of common stock held by Mr. Woodhams and (ii) 157,388 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2023.
(14)	Includes (i) 7,542 shares of common stock held by Ms. Yamamoto and (ii) 766 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2023.
(15)	Includes 1,556,593 shares of common stock subject to options which are exercisable within 60 days of March 1, 2023.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Such Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms we have received and written representations from certain Reporting Persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them.
2022 Annual Report
Our financial statements for our fiscal year ended December 31, 2022 are included in our 2022 annual report, which we will make available to stockholders at the same time as this proxy statement. You may also obtain a copy of our 2022 annual report, including the financial statements and the financial statement schedules, free of charge, by sending a written request to our Investor Relations department at BlackLine, Inc., 21300 Victory Boulevard, 12th floor, Woodland Hills, CA 91367, Attention: Investor Relations.
Company Website
We maintain a website at www.blackline.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address or links to information contained on our website in this proxy statement are inactive textual references only.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing BlackLine’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCKHOLDER PROPOSAL DEADLINES FOR 2024 ANNUAL MEETING
Stockholder Proposals for Inclusion in Proxy Statement
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our next annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than November 29, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:
BlackLine, Inc.
Attn: Corporate Secretary
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement and for stockholders to nominate directors for election at an annual meeting of stockholders. In order to be properly brought before our 2024 annual meeting of stockholders, the stockholder must have given timely notice of such proposal or nomination, in proper written form. To be timely for our 2024 annual meeting of stockholders, a stockholder’s notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our corporate secretary at our principal executive offices:
•	not earlier than January 12, 2024, and
•	not later than the close of business on February 12, 2024.
In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19(b). If we hold our 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2023 annual meeting, then such written notice must be received no earlier than the close of business on the 120th day before the 2024 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to our 2024 annual meeting of stockholders, or
•	the 10th day following the day on which public announcement of the date of our 2024 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting. To be in proper written form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. Notices should be addressed to:
BlackLine, Inc.
Attn: Corporate Secretary
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
For information on how to access our bylaws, please see the section entitled “Availability of Bylaws,” and for additional information regarding stockholder recommendations for director candidates, please see the section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to our Board.”

*********
We know of no other matters to be submitted at the 2023 annual meeting. If any other matters properly come before the 2023 annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.
It is important that your shares be represented at the 2023 annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Woodland Hills, California
March 28, 2023

Appendix A
Unaudited Reconciliation of Non-GAAP Financial Measures
(in thousands, except percentages)
	Year Ended December 31,
	2022	2021
Non-GAAP Net Income (Loss) Attributable to BlackLine, Inc.:
Net loss attributable to BlackLine, Inc.	$(29,391)	$(115,161)
Benefit from income taxes related to acquisitions	(13,634)	(961)
Amortization of intangible assets	19,731	10,479
Stock-based compensation	75,576	65,723
Amortization of debt discount and issuance costs	5,511	55,538
Change in fair value of contingent consideration	(35,130)	(2,758)
Transaction-related costs	16,831	1,586
Legal settlement costs	1,709	—
Impairment of cloud computing implementation costs	5,330	—
Restructuring costs	3,841	—
Adjustment to redeemable non-controlling interest	(4,131)	15,077
Loss on extinguishment of convertible senior notes	—	7,012
Total non-GAAP net income attributable to BlackLine, Inc.	$46,243	$36,535
	Year Ended December 31,
	2022	2021
Free Cash Flow:
Net cash provided by operating activities	$56,013	$80,093
Adjustments:
Capitalized software development costs	(19,208)	(14,536)
Purchases of property and equipment	(10,974)	(8,729)
Financed purchases of property and equipment	(84)	(549)
Free cash flow	$25,747	$56,279
A-1

BLACKLINE, INC.
21300 VICTORY BLVD, 12TH FLOOR
WOODLAND HILLS, CA 91367

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 9, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BL2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V03900-P83340 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLACKLINE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Therese Tucker
02) Thomas Unterman
03) Amit Yoran

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2023.	☐	☐	☐
3. Approval, on a non-binding, advisory basis, of the 2022 compensation of the Company's named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date